Execution Version

CREDIT AGREEMENT

Dated as of January 28, 2020

by and among

U.S. XPRESS ENTERPRISES, INC.,

U.S. XPRESS, INC.,

XPRESS SHELL, INC.,

U.S. XPRESS LEASING, INC.,

TOTAL LOGISTICS INC.,

ASSOCIATED DEVELOPMENTS, LLC,

and

TOTAL TRANSPORTATION OF MISSISSIPPI LLC,

as the Borrowers,

CERTAIN SUBSIDIARIES OF THE BORROWERS PARTY HERETO,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swingline Lender, and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

124257389_24

i

5.05	Financial Statements; No Material Adverse Effect.	96
5.06	Litigation.	97
5.07	No Default.	97
5.08	Ownership of Property.	97
5.09	Environmental Compliance.	97
5.10	Insurance.	98
5.11	Taxes.	98
5.12	ERISA Compliance.	98
5.13	Margin Regulations; Investment Company Act.	99
5.14	Disclosure.	99
5.15	Compliance with Laws.	100
5.16	Solvency.	100
5.17	Casualty, Etc.	100
5.18	Sanctions Concerns and Anti-Corruption Laws.	100
5.19	Subsidiaries; Equity Interests; Loan Parties.	101
5.20	Collateral Representations.	101
5.21	Regulation H.	103
5.22	EEA Financial Institutions.	103
5.23	Labor Matters.	103
5.24	Surety Obligations.	104
Article VI AFFIRMATIVE COVENANTS		104
6.01	Financial Statements.	104
6.02	Certificates; Other Information.	105
6.03	Notices.	107
6.04	Payment of Obligations.	108
6.05	Preservation of Existence, Etc.	108
6.06	Maintenance of Properties.	108
6.07	Insurance.	109
6.08	Compliance with Laws.	110
6.09	Books and Records.	110
6.10	Inspection Rights and Appraisals; Annual Lender Call.	110
6.11	Use of Proceeds.	111
6.12	Covenant to Guarantee Obligations.	111
6.13	Covenant to Give Security.	112
6.14	Further Assurances.	113
6.15	Cash Management Relationship; Dominion Accounts.	113
6.16	Compliance with Terms of Leaseholds.	114
6.17	Compliance with Contractual Obligations.	114
6.18	Compliance with Environmental Laws.	114
6.19	Anti-Corruption Laws.	114
6.20	Revenue Equipment Collateral.	115
6.21	Additional Collateral Covenants.	116
6.22	Post-Closing Obligations.	118
Article VII NEGATIVE COVENANTS		118
7.01	Liens.	118
7.02	Indebtedness.	119
7.03	Investments.	119
7.04	Fundamental Changes.	119
7.05	Dispositions.	119
7.06	Restricted Payments.	119
7.07	Change in Nature of Business.	120

7.08	Transactions with Affiliates.	120
7.09	Burdensome Agreements.	121
7.10	Use of Proceeds.	121
7.11	Financial Covenant.	121
7.12	Amendments of Organization Documents; Changes to Fiscal Year; Changes to Legal Name, State of Organization, Form of Organization or Principal Place of Business; Accounting Changes	122
7.13	Prepayments of Junior Debt.	122
7.14	Amendment of Junior Debt.	122
7.15	Sanctions.	122
7.16	Anti-Corruption Laws.	123
7.17	Loans.	123
7.18	Subsidiaries.	123
7.19	Tax Consolidation.	123
7.20	Plans.	123
7.21	Swaps.	123
Article VIII EVENTS OF DEFAULT AND REMEDIES		123
8.01	Events of Default.	123
8.02	Remedies upon Event of Default.	126
8.03	Application of Funds.	126
8.04	Grant of License	128
Article IX ADMINISTRATIVE AGENT		128
9.01	Appointment and Authority.	128
9.02	Rights as a Lender.	128
9.03	Exculpatory Provisions.	129
9.04	Reliance by Administrative Agent.	130
9.05	Delegation of Duties.	130
9.06	Resignation of Administrative Agent.	130
9.07	Non-Reliance on Administrative Agent and Other Lenders.	132
9.08	No Other Duties, Etc.	132
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding.	132
9.10	Collateral and Guaranty Matters.	134
9.11	Secured Cash Management Agreements and Secured Hedge Agreements.	134
9.12	ERISA Matters.	135
Article X CONTINUING GUARANTY		136
10.01	Guaranty.	136
10.02	Rights of Lenders.	137
10.03	Certain Waivers.	137
10.04	Obligations Independent.	137
10.05	Subrogation.	138
10.06	Termination; Reinstatement.	138
10.07	Stay of Acceleration.	138
10.08	Condition of Borrowers.	138
10.09	Appointment of Borrower Agent.	138
10.10	Right of Contribution.	139
10.11	Keepwell.	139
10.12	Additional Guarantor Waivers and Agreements.	139
Article XI MISCELLANEOUS		140
11.01	Amendments, Etc.	140
11.02	Notices; Effectiveness; Electronic Communications.	142
11.03	No Waiver; Cumulative Remedies; Enforcement.	144

11.04	Expenses; Indemnity; Damage Waiver.	145
11.05	Payments Set Aside.	147
11.06	Successors and Assigns.	147
11.07	Treatment of Certain Information; Confidentiality.	152
11.08	Right of Setoff.	153
11.09	Interest Rate Limitation.	153
11.10	Counterparts; Integration; Effectiveness.	153
11.11	Survival of Representations and Warranties.	154
11.12	Severability.	154
11.13	Replacement of Lenders.	154
11.14	Governing Law; Jurisdiction; Etc.	155
11.15	Waiver of Jury Trial.	156
11.16	[Reserved].	156
11.17	No Advisory or Fiduciary Responsibility.	156
11.18	Electronic Execution.	157
11.19	USA PATRIOT Act Notice.	157
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	157
11.21	ENTIRE AGREEMENT.	158
11.22	Acknowledgement Regarding Any Supported QFC.	158

SCHEDULES

Schedule 1.01(a)Administrative Agent’s Office; Certain Addresses for Notices

Schedule 1.01(b)Commitments, Applicable Percentages and Letter of Credit Sublimits

Schedule 1.01(c)Excluded Property

Schedule 1.01(d)Existing Letters of Credit

Schedule 1.01(e)Eligible Mortgaged Property

Schedule 5.09(c)Environmental Matters

Schedule 5.10Insurance

Schedule 5.19(a)Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments

Schedule 5.19(b)Loan Parties

Schedule 5.20(b)Intellectual Property

Schedule 5.20(c)Deposit Accounts and Securities Accounts

Schedule 5.20(d)Real Properties

Schedule 7.01Existing Liens

Schedule 7.02Existing Indebtedness

Schedule 7.03Existing Investments

Schedule 7.08Transactions with Affiliates

EXHIBITS

Exhibit AForm of Assignment and Assumption

Exhibit BForm of Compliance Certificate

Exhibit CForm of Joinder Agreement

Exhibit DForm of Loan Notice

Exhibit EForm of Note

Exhibit FForm of Notice of Loan Prepayment

Exhibit GForm of Secured Party Designation Notice

Exhibit HForm of Solvency Certificate

Exhibit IForm of Swingline Loan Notice

Exhibit JForm of U.S. Tax Compliance Certificates

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of January 28, 2020, by and among U.S. XPRESS ENTERPRISES, INC., a Nevada corporation (the “Company”), U.S. XPRESS, INC., a Nevada corporation (“Xpress”), XPRESS SHELL, INC., a Nevada corporation (“Xpress Shell”), U.S. XPRESS LEASING, INC., a Tennessee corporation (“Xpress Leasing”), ASSOCIATED DEVELOPMENTS, LLC, a Tennessee limited liability company (“Associated Developments”), TOTAL LOGISTICS INC., a Mississippi corporation (“Total Logistics”), TOTAL TRANSPORTATION OF MISSISSIPPI LLC, a Mississippi limited liability company  (“Total Mississippi”, and together with the Company, Xpress, Xpress Shell, Xpress Leasing, Associated Developments, and Total Logistics, collectively, the “Borrowers” and each individually a “Borrower”), the Guarantors party hereto, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender, and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrowers have requested that the Lenders, the Swingline Lender, and the L/C Issuer make loans and other financial accommodations to the Borrowers and their Restricted Subsidiaries as set forth herein; and

WHEREAS, the Lenders, the Swingline Lender, and the L/C Issuer have agreed to make such loans and other financial accommodations to the Borrowers and their Restricted Subsidiaries on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Debtor” has the meaning specified in the UCC.

“Acquired Revenue Equipment” means (a) Revenue Equipment acquired in a Permitted Acquisition and (b) Ordinary Course Acquired Revenue Equipment.

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition made by any Loan Party or any Restricted Subsidiary in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, deferred purchase price, Earn Out Obligations and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person, but excludes to the extent not capitalized, costs and expenses incurred in connection with the applicable Permitted Acquisition or accelerated with the applicable Permitted Acquisition.  For purposes of determining the aggregate consideration paid for any Permitted Acquisition at the time of such Permitted Acquisition, the amount of any Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” has the meaning provided in Section 5.18.

“Applicable Percentage” means, in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15.  If the Revolving Commitments of all of the Revolving Lenders to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Facility has expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments.  The Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, with respect to Revolving Loans, Swingline Loans, and the Letter of Credit Fee, the following percentages per annum, based upon the ratio of the Average Daily Availability to the Average Line Cap (the “Applicable Rate Ratio”) for the last fiscal quarter:

Pricing Tier	Applicable Rate Ratio	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans
I	> 66%	1.25%	1.25%	0.25%
II	< 66% but > 33%	1.50%	1.50%	0.50%
III	< 33%	1.75%	1.75%	0.75%

Until June 30, 2020, the Applicable Rate shall be determined if Pricing Tier II were applicable.  Thereafter, margins shall be subject to increase or decrease by the Administrative Agent on the first day of the calendar month after the Company delivers to the Administrative Agent a Borrowing Base Report following the end of the Company’s fiscal quarter.  If the Administrative Agent is unable to calculate the Applicable Rate Ratio for a fiscal quarter due to the Company’s failure to deliver a Borrowing Base Report when required hereunder, then, at the option of the Administrative Agent or Required Lenders, the Applicable Rate shall be determined as if Pricing Tier III were applicable until the first day of the calendar month following its receipt.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Facility, a Lender that has a Commitment with respect to the Facility or holds a Loan under the Facility at such time, (b)  with respect to the Letter of Credit Sublimit, (i)  the L/C Issuer, and (ii) if any Letters of Credit have been issued pursuant to Section 2.03,  each Revolving Lender, and (c) with respect to the Swingline Sublimit, (i)  the Swingline Lender, and (ii)  if any Swingline Loans are outstanding pursuant to Section 2.04(a), each Revolving Lender.

“Approved Collateral Agent” means a sub-agent designated by the Administrative Agent from time to time, engaged for the purposes of receiving, storing, handling and otherwise dealing with Certificates of Title as may be directed by the Administrative Agent pursuant to documentation acceptable to the Administrative Agent.

“Approved Fund” means any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

“Arrangers” means (a) Bank of America, (b) JPMorgan Chase Bank, N.A. and (c) Wells Fargo Bank, National Association, in their respective capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit  A or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Assignment of Claims Act” means, collectively, 31 U.S.C. § 3727 (Assignment of Claims) and 41 U.S.C. § 15 (Transfers of Contracts/Assignment of Claims; Assignment Not Subject to Reduction or Setoff).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Average Daily Availability” means for any period of determination, (a) the sum of Availability for each day of such period divided by (b) the number of days in such period.

“Average Line Cap” means for any period of determination, the (a) the sum of the Line Cap for each day of such period divided by (b) the number of days in such period.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2018, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Availability” means the Borrowing Base minus the Total Revolving Outstandings.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Facility pursuant to Section 2.06, and (c) the date of termination of the Revolving Commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserve” means the sum (without duplication) of (a) the Dilution Reserve; (b) the Rent and Charges Reserve, (c) the Bank Product Reserve; (d) reserves relating to liabilities secured by Liens upon Collateral that are or may be senior to the Administrative Agent’s Liens or that may be required to be paid to permit or facilitate exercise of rights with respect to Collateral (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (e) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time.

 “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion with respect to that portion of the Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b)  the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; provided,  that,  if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification requested by any Lender regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

 “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower Agent” has the meaning specified in Section 10.09.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing or a Swingline Borrowing, as the context may require.

“Borrowing Base” means, on any date of determination, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments or (ii) the sum of the Eligible Accounts Formula Amount, plus the Eligible Revenue Equipment Formula Amount, plus (iii) the Eligible Mortgaged Property Formula Amount, minus (b) the Availability Reserve; provided, however, that no Accounts, Equipment, Real Property or other assets acquired in an Acquisition or otherwise outside the ordinary course of business shall be included in the calculation of the Borrowing Base until completion of all field examination, appraisals, audits and other evaluation of the Collateral (which shall not be included in the limits on the number of field examinations or appraisals provided in Section 6.10(b)) satisfactory to the Administrative Agent; provided further, that Accounts and Revenue Equipment acquired in an Acquisition or otherwise outside the ordinary course of business may be included in the calculation of the Borrowing Base in an amount not to exceed, in the aggregate, ten percent (10%) of the Borrowing Base (calculated prior to the inclusion of such Accounts and Revenue Equipment) prior to such completion of field examination, appraisals, audits and other evaluation of the Collateral.    The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Report theretofore delivered to the Administrative Agent with such adjustments as the Administrative Agent deems appropriate in its Permitted Discretion to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.

“Borrowing Base Report” means a report of the Borrowing Base, in form and substance satisfactory to the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, without duplication, the additions to property, plant, and equipment and other capital assets which would be classified as a fixed or capital asset on a consolidated statement of cash flows of the Borrower and its Subsidiaries prepared in accordance with GAAP, or have a useful life of more than one year but, in each case, excluding (i) expenditures made in connection with the reinvestment of Net Cash Proceeds of any Permitted Disposition or Involuntary Disposition, (ii) any portion of such expenditures attributable to acquisitions of capital assets in connection with a Permitted Acquisition, (iii) interest capitalized during such period, (iv) any equipment that is purchased simultaneously with the trade-in of existing equipment, the gross amount of the credit granted by the seller of such equipment for the equipment being traded in at such time and (v) expenditures, including wages, attributable to the development of software or technology in an aggregate amount not to exceed $5,000,000 in any fiscal year.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company and was created solely for the purpose of purchasing or providing, or facilitating the provision of, insurance, in each case, to the extent that such insurance may be so purchased, provided, or facilitated in accordance with applicable requirements of Law.

“Cash Collateralize” means the delivery of cash to the Administrative Agent, as security for the payment of Secured Obligations, in an amount equal to (a) with respect to L/C Obligations, one hundred and two percent (102%) of the aggregate L/C Obligations, and (b) with respect to any inchoate, contingent or other Secured Obligations, the Administrative Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateral” has a correlative meaning.

“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within twelve (12) months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within twelve (12) months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine (9) months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

 “Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, commercial credit and merchant card services (including purchasing cards and  e-payables), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that (a) at the time it enters into a Cash Management Agreement with any Loan Party or any Restricted Subsidiary, is a Lender or an Affiliate of a Lender, or (b) in the case of any Cash Management Agreement in effect on the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender and a party to a Cash Management Agreement with any Loan Party or any Restricted Subsidiary.

“Certificate of Title” means a certificate of title, certificate of ownership or other registration certificate issued or required to be issued by a Governmental Authority for any asset under the certificate of title, registration or similar laws of any jurisdiction.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary all or substantially all of the assets of which consist of Equity Interests of one or more CFCs.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a)  the adoption or taking effect of any law, rule, regulation or treaty, (b)  any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority,  or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than the Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests of the Company entitling such “person” or

“group” to cast twenty-five percent (25%) or more of the aggregate votes entitled to be cast for members of the Board of Directors governing body of such Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (i)  who were members of the Board of Directors of the Company on the first day of such period, (ii) whose election or nomination to the Board of Directors of the Company was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors of the Company, or (iii) whose election or nomination to the Board of Directors of the Company was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors of the Company; or

(c) except for the sale or issuance to, or contemplated exchange with, one or more non-Loan Parties of up to twenty-five percent (25%) of the Equity Interests of Xpress Shell, and except as permitted by Section 7.04 or Section 7.05, the Company fails to own and control, directly or indirectly, one-hundred percent (100%) of each other Loan Party.

“Closing Date” means the date of this Agreement.

“Closing Date Transactions” means, collectively, (a) the entering into of this Agreement and the other Loan Documents on the Closing Date, (b) the borrowing of the initial Credit Extensions under this Agreement on the Closing Date, (c) the repayment of Indebtedness outstanding on the Closing Date (i) under the Existing Loan Agreement and (ii) that is not Permitted Indebtedness,  and (c) the payment of the fees, costs and expenses incurred in connection with the foregoing.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means a collective reference to all personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents; provided,  that,  “Collateral” shall not include any Excluded Property.

“Collateral Documents” means, collectively, the Security Agreement, each Mortgage, each Mortgage Property Support Document, each Joinder Agreement, each Qualifying Control Agreement, each mortgage, collateral assignment, security agreement, pledge agreement or other similar agreement delivered to the Administrative Agent pursuant to Section 6.13, and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Collateral Monitoring Trigger Period” means the period (a) commencing on any date that Availability at any time is less than the greater of (i) 15% of the Line Cap or (ii) $30,000,000 and (b) continuing until the date that, during each of the preceding 30 days consecutive days, (i) Availability has been greater than the greater of (A) 15% of the Line Cap and (B) $30,000,000 and (ii) no Event of Default has occurred.

“Commitment” means a Revolving Commitment.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Fee Rate” means a per annum rate of 0.25%

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit  B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Company and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, for any period, for the Company and its Restricted Subsidiaries on a Consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income (except with respect to clause (a)(vii) below), all as determined in accordance with GAAP: (i) Consolidated Interest Charges for such period; (ii) tax expense for such period based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority); (iii) depreciation and amortization for such period (including any amortization of an asset recorded as a Capitalized Lease); (iv) non-cash expenses, losses or charges (other than any non-cash expense, loss or charge relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period (including any non-cash stock-based compensation expense for such period) which do not represent a cash item in such period or in any future period; (v) expenses, losses or charges associated with investments in or advances to a minority investment or unconsolidated Person existing as of the Closing Date; (vi) fees and expenses for such period incurred in connection with the negotiation, execution and delivery of the Loan Documents and any amendments or modifications thereto; (vii) amount of net cost savings relating to a Permitted Acquisition which are projected by the Borrowers in good faith to be realized within twelve (12) months after the date of such Permitted Acquisition as a result of actions taken during such period and synergies related to a Permitted Acquisition which are projected by the Borrowers in good faith to be realized within twelve (12) months after the date of such Permitted Acquisition as a result of actions taken in such period, in each case, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided,  that, (A) a duly completed certificate signed by a Responsible Officer of the Borrower Agent shall be delivered to the Administrative Agent certifying that such net cost savings and synergies are reasonably identifiable and/or reasonably anticipated to be realized within twelve (12) months of such Permitted Acquisition and are factually supportable, and (B) the aggregate amount added back pursuant to this clause (a)(vii) for any period shall not exceed ten percent (10%) of Consolidated EBITDA (calculated without giving effect to the amounts permitted to be added back pursuant to this clause (a)(vii)); (viii) fees and expenses for such period incurred in connection with the payoff under the Existing Loan Agreement, (ix) fees and expenses of the Borrowers’ industry consultant or similar financial consultant paid in such period, and costs relating to the implementation of the recommendations of such consultant or advisor in such period; provided,  that, such fees, expenses and costs are paid or incurred, as applicable, prior to June 18, 2019;  (x) non-cash deferred debt amortization expense, early extinguishment of debt expense, original issue discount amortization or similar non-cash amounts attributable to financing, in each case for such period; and (xi) fees and expenses for such period incurred prior to June 18, 2019 in connection with (A) compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, (B) compliance with the provisions of the Securities Act and the Exchange Act, (C) compliance with the rules of the national securities exchange on which the Company’s Equity Interests are listed and listing fees, (D) investor relations, shareholder meetings, and reports to shareholders, and (E) legal and professional fees in connection with the foregoing, minus (b) the sum of, to the extent included in calculating such Consolidated Net Income, all determined in accordance with GAAP: (i) all non-cash income or gains for such period and (ii) federal, state, local and foreign income or franchise tax credits for such period.

“Consolidated Fixed Charge Coverage Ratio” means,  for any period of determination, the ratio of (a) Consolidated EBITDA minus Unfinanced Capex made during such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, with respect to any fiscal period, the total (without duplication), in Dollars, for the Company and its Restricted Subsidiaries on a consolidated basis and as determined in accordance with GAAP consistently applied, of: (a) the principal amount of payments with respect to Funded Indebtedness scheduled to be paid in cash during such period (including, without limitation, the amortization component during such period of the Eligible Mortgaged Property Formula Amount), other than any “balloon” payments due on the maturity date of such Funded Indebtedness and paid or prepaid with proceeds of (i) Indebtedness from any Permitted Refinancing or (ii) Indebtedness from a Borrowing hereunder but only if such Borrowing is to pay a “balloon” payment owing with respect to any Revenue Equipment or Real Property that, upon such payment, would be Revenue Equipment Collateral or Eligible Mortgaged Property, (b) scheduled Capitalized Lease payments paid or which were scheduled to be paid during such period, excluding any amounts deemed to constitute interest, (c) aggregate Consolidated Interest Charges paid in cash during such period, including interest paid on the Obligations, (d) taxes paid in cash during such period, and (e) Restricted Payments made during such period. Notwithstanding the foregoing, when calculating the Consolidated Fixed Charge Coverage Ratio for purposes of determining whether the Payment Conditions for Restricted Payments are satisfied, clause (e) of the foregoing definition shall also include the amount of the proposed payment.

“Consolidated Interest Charges” means, for any period, for the Company and its Restricted Subsidiaries on a Consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case with respect to such period to the extent treated as interest in accordance with GAAP (excluding, unless paid in cash, any such amounts that are capitalized),  plus (b) all interest paid or payable with respect to discontinued operations for such period, plus (c) without duplication, the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP for such period,  plus (d) the net amount payable (or minus the net amount receivable) with respect to Swap Contracts during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP;  provided,  that, Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such period, except that a Borrower’s equity in any net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Restricted Subsidiary, except that a Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to a Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to such Borrower as described in clause (b) of this proviso).

 “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing, and (b)  an L/C Credit Extension.

“Debt Issuance” means the issuance by any Borrower or any Restricted Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.02.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i)  fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided,  that,  such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law,  (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action;  provided,  that,  a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Dilution Percent” means the percent, determined by the Administrative Agent in its Permitted Discretion, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales with respect to the Accounts.

“Dilution Reserve” means, at any date of determination, an amount equal to the Value of Eligible Accounts multiplied by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds (a) five percent (5.0%) for unbilled Accounts and (b) two and one-half percent (2.5%) for all other Accounts.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property (including the Equity Interests in any Subsidiary) by any Loan Party or any Restricted Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or Accounts or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) require the payment of any cash dividends prior to the date that is one hundred eighty  (180) days after the Maturity Date, (b) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is one hundred eighty  (180) days after the Maturity Date, or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into Indebtedness or any Equity Interests of the type described in clause (a) or (b) hereof, in each case, at any time prior to the date that is one hundred eighty (180) days after the Maturity Date; provided,  that, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale, in each case, occurring prior to the one hundred eightieth (180th) day after the Maturity Date, shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date.

“Division” means the creation of one or more new limited liability companies by means of any statutory division of a limited liability company pursuant to any applicable limited liability company act or similar statute of any jurisdiction. “Divide” shall have a meaning correlative to the foregoing.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dominion Account” means a special account established by each Borrower at Bank of America or a bank acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes.

“Dominion Trigger Period” means the period (a) commencing on any date that Availability at any time is less than the greater of (i) 10% of the Line Cap or (ii) $20,000,000 and (b) continuing until the date that, during each of the preceding 30 days consecutive days, (i) Availability has been greater than the greater of (A) 10% of the Line Cap and (B) $20,000,000 and (ii) no Event of Default has occurred; provided, that, Dominion Trigger Periods shall not end more than two times in any calendar year.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of any Borrower or any Restricted Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” mean an Account owing to a Borrower that arises in the ordinary course of business from the sale of goods or providing of services, is payable in Dollars and is deemed by the Administrative Agent, in its Permitted Discretion, to be an Eligible Account.  Without limiting the foregoing, no Account shall be an Eligible Account if any of the following exclusionary criteria exist:

(a) it is unpaid for (i) more than sixty (60) days after the original due date or (ii) more than one hundred twenty (120) days after the original invoice date;
(b) fifty percent (50)% or more of the aggregate dollar amount of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds twenty percent (20%) of the aggregate Eligible Accounts (or such higher percentage as the Administrative Agent may establish (subject to Section 11.01(j)(ii))  for the Account Debtor from time to time), to the extent of the obligations owing by such Account Debtor in excess of such percentage;

(d) it does not conform with a covenant, representation or warranty with respect to Accounts made herein;

(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f) the Account Debtor is organized or has its principal offices or assets outside the United States, Canada, or, in the Administrative Agent’s Permitted Discretion, Mexico, unless the Account is supported by a letter of credit (delivered to and directly drawable by the Administrative Agent) or credit insurance satisfactory in all respects to the Administrative Agent;  provided,  that,  Accounts owing by Account Debtors that are organized or have their principal offices or assets in Mexico shall not contribute more than $5,000,000 in the aggregate to the Borrowing Base;

(g) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to the Administrative Agent in compliance with the Assignment of Claims Act;

(h) a proceeding under any Debtor Relief Law has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrowers are not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(i) it is not subject to a duly perfected, first priority Lien in favor of the Administrative Agent or is subject to any other Lien;

(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale or completed providing of services;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;
(l) its payment has been extended or the Account Debtor has made a partial payment (but ineligibility shall be limited to the extent of such unpaid amount);

(m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or
(o) it has not been billed to the applicable Account Debtor;

(p) it is owing by an Account Debtor that sponsors a Receivables Purchase Program for which the applicable Borrower has entered into a contract or other agreement regarding the sale or financing of any Accounts owing by such Account Debtor;  or

(q) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.

In calculating delinquent portions of Accounts under clauses (a) and (b) above, credit balances more than one hundred twenty (120) days old will be excluded.

“Eligible Accounts Formula Amount” means the sum of (a) eighty seven and one-half percent (87.5%) of the Value of Eligible Accounts plus (b) eighty five percent (85%) of the Value of Eligible Unbilled Accounts; provided the amount in clause (b) of this definition shall not exceed twenty-five percent (25%) of the sum of clause (a) of this definition plus clause (b) of this definition.

“Eligible Assets” means property (other than current assets) that is used or useful in the same or a related line of business as the Borrowers and their Restricted Subsidiaries were engaged in on the Closing Date (or any business reasonably related, incidental or ancillary thereto or reasonable extensions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Mortgaged Property” means all Real Property owned by a Borrower that is deemed by the Administrative Agent, in its Permitted Discretion, to be Eligible Mortgaged Property.  Without limiting the foregoing,  no Real Property shall be Eligible Mortgaged Property unless each of the following is satisfied:

(a) such Real Property is identified on Schedule 1.01(e) hereto or is acceptable in the Permitted Discretion of the Administrative Agent for inclusion in the Borrowing Base;
(b) such Real Property is owned by a Borrower in fee simple;

(c) on or before the date that is one hundred twenty (120) days after the Closing Date, or such later date as the Administrative Agent may designate in its Permitted Discretion, the Administrative Agent shall have received all of the Mortgaged Property Support Documents;

(d) such Real Property is encumbered by a recorded Mortgage in favor of the Administrative Agent;
(e) such Real Property is not subject to any Liens other than Liens permitted under clauses (b), (d), (g) and (k) of the definition of “Permitted Liens”; and

(f) all of the representations, warranties and covenants contained in the Mortgage applicable thereto and the other Loan Documents in respect of such Real Property are (or, if made as of a particular date, were on such date) true, correct or satisfied in all material respects.

In addition, and without limiting the foregoing, no  Real Property shall be Eligible Mortgaged Property or otherwise be taken as Collateral unless Lenders receive forty-five (45) days advance notice and each Lender confirms to the Administrative Agent,  that it has (x) completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws and is otherwise satisfactory to such Lender, (y) found the appraisal of such Real Property satisfactory, and (z) completed all environmental diligence with respect to such Real Property and found the results thereof satisfactory.

“Eligible Mortgaged Property Amortization” means for each Eligible Mortgaged Property, the product of (a) the number of months that such Eligible Mortgaged Property has been included in the Borrowing Base multiplied by  (b) the Eligible Mortgaged Property Amortization Amount for such Eligible Mortgaged Property.

“Eligible Mortgaged Property Amortization Amount” means for each Real Property that is Eligible Mortgaged Property, an amount equal to (a) 0.6667%  multiplied by (b) eighty percent (80%) of the Value of such Eligible Mortgaged Property; provided,  that, the Eligible Mortgaged Property Amortization Amount shall not exceed $166,666.67.

“Eligible Mortgaged Property Formula Amount” means an amount equal to (a) eighty percent (80%) of the Value of Eligible Mortgaged Property minus (b) the sum of the Eligible Mortgaged Property Amortization for each Eligible Mortgaged Property; provided,  that, the amount in clause (a) shall not exceed $25,000,000.

“Eligible Revenue Equipment” means Revenue Equipment owned by a  Borrower that is deemed by the Administrative Agent, in its Permitted Discretion, to be Eligible Revenue Equipment. Without limiting the foregoing, no item of Revenue Equipment shall be Eligible Revenue Equipment if any of the following exclusionary criteria exist:

(a) such Borrower does not have good, valid, and marketable title thereto;

(b) it is not subject to a valid Certificate of Title (except to the extent such untitled Revenue Equipment has been fully assembled and delivered to such Borrower and is subject to a manufacturer’s statement of origin that can and will be delivered to the applicable titling authority to promptly cause such Revenue Equipment to become titled);

(c) it does not conform with any covenant, representation or warranty made herein;
(d) when not in use by a customer or agent of Borrower, such Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower);

(e) with respect to such item of Revenue Equipment,  (i) the Revenue Equipment Perfection Actions shall not have been completed or (ii) the Administrative Agent does not have a duly perfected, first-priority Lien in such Revenue Equipment;

(f) such Revenue Equipment has not been appraised pursuant to an appraisal approved by the Administrative Agent pursuant to Section 6.10, unless (i) it is Acquired Revenue Equipment or Unencumbered Revenue Equipment and the Administrative Agent has not yet received an appraisal of any Revenue Equipment (pursuant to Section 6.10)  after the acquisition date of such Acquired Revenue Equipment or (ii) the Administrative Agent otherwise agrees in its sole discretion;

(g) (i) it is damaged, defective or otherwise unfit for use in its intended purpose or (ii) is obsolete, unmerchantable or is not in good working condition or not serviced or maintained in accordance in all material respects with industry standards; provided,  however, that such Revenue Equipment shall not be deemed ineligible solely due to the fact that it is being repaired or serviced in the ordinary course of business;

(h) it fails to meet in any material respect all applicable standards set by any applicable Governmental Authority to the extent such failure would require the removal from service of such Revenue Equipment;  provided,  however, that such Revenue Equipment shall not be deemed ineligible solely due to the fact that it is being repaired or serviced in the ordinary course of business;

(i) it is not used in the ordinary course of business; or
(j) it is located outside the United States or Canada or, with respect to limited use in the ordinary course of business, Mexico.

“Eligible Revenue Equipment Formula Amount” means the product of (i) the Net Book Value of such Eligible Revenue Equipment multiplied by  (ii) the NOLV Percentage of such Eligible Revenue Equipment.

“Eligible Unbilled Accounts” means those Unbilled Accounts created by the Borrowers in the ordinary course of business, that arise out of the Borrowers’ sale of goods or providing of services, that comply with each of the covenants, representations and warranties with respect to Accounts made herein, that both (a) would be Eligible Accounts but for their being unbilled to the applicable Account Debtor and (b) do not remain unbilled for a period of more than thirty (30) days after the date on which the goods giving rise to such Unbilled Account were delivered to the Account Debtor or the services giving rise to such Unbilled Account were performed for the Account Debtor.

“Environmental Agreement” means each agreement of the Loan Parties with respect to any Eligible Mortgaged Property, pursuant to which the Loan Agreement agree to indemnify and hold harmless the Administrative Agent and other Secured Parties from liability under any Environmental Laws.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b)  the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Loan Party or any Restricted Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, (d) any issuance by any Borrower of its Equity Interests as consideration for a Permitted Acquisition or (e) any issuance by the Company or Xpress Shell of its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b)  the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA;  (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (i) a failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the per annum rate of interest determined by the Administrative Agent at or about 11:00 a.m. (London time) two (2) Business Days prior to an interest period, for a term equivalent to such period, equal to the London interbank offered rate (“LIBOR”), or comparable or successor rate approved by Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Administrative Agent from time to time); provided,  that, any comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice; and provided further,  that, in no event shall the Eurodollar Rate be less than zero; and

(b) for an Interest Period with respect to a Base Rate Loan on any date, a per annum rate equal to the greater of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus one-half percent (0.50%); or (c) LIBOR for a thirty (30) day interest period as of such day, plus one percent (1.0%);  provided,  that, in no event shall the Base Rate be less than zero.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, including all amendments thereto and regulations promulgated thereunder.

“Excluded Accounts” means (a) each zero balance account, (b) each withholding tax, trust, escrow, payroll and other fiduciary account used exclusively for such purposes, and (c) other than accounts into which the proceeds of Collateral are deposited, accounts in which amounts on deposit therein do not exceed $1,000,000 in the aggregate for all such accounts at any one time.

“Excluded Property” means, with respect to any Loan Party: (a) any owned Real Property of such Loan Party that is not subject to a Mortgage in favor of the Administrative Agent,  (b) any leased Real Property of such Loan Party; (c) any personal property (other than Revenue Equipment Collateral of such Loan Party, which shall not be Excluded Property) of such Loan Party in respect of which perfection of a Lien is not either (i) effected by filing a UCC financing statement, or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office; (d) the Equity Interests of any Foreign Subsidiary owned by such Loan Party to the extent not required to be pledged to secure the Secured Obligations pursuant to Section 6.13(a); (e) any property of such Loan Party  (including Revenue Equipment subject to a Permitted Revenue Equipment Financing) which, subject to the terms of clause (e) of the definition of “Permitted Indebtedness,” is subject to a Lien of the type described in clause (f) of the definition of “Permitted Liens,” and the Certificates of Title and Proceeds thereof, (f) any general intangible, permit, lease, license, contract or other instrument of such Loan Party to the extent the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided,  that, (i) any such limitation described in the foregoing clause (f) on the security interests granted pursuant to the Collateral Documents shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the UCC or other applicable Law (including Debtor Relief Laws) or principles of equity, and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral; (g) any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) of such Loan Party filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (h) [reserved]; (i) Equity Interests of a minority investment or unconsolidated Person owned by a Loan Party; (j) assets of such Loan Party identified on Schedule 1.01(c); and (k) assets of such Loan Party as to which the Administrative Agent and the Borrowers agree in writing that the cost or other consequences of obtaining a security interest therein or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Subsidiary” means any Subsidiary of any Borrower (that is not a Borrower) that is: (a) a CFC, a CFC Holdco,  or a Foreign Subsidiary, but only to the extent the provision of a Guaranty of the Secured Obligations by, or the granting of Liens in favor of the Administrative Agent pursuant to the Collateral Documents by, such Subsidiary would result in adverse tax consequences as reasonably determined in good faith by the Borrowers in consultation with the Administrative Agent; (b) not a Wholly Owned Subsidiary; (c) an Unrestricted Subsidiary; (d) a Captive Insurance Subsidiary; or  (e) prohibited by applicable Law or by a binding Contractual Obligation from providing a Guaranty of the Secured Obligations or granting Liens in favor of the Administrative Agent pursuant to the Collateral Documents;  provided,  that,  (i) in the case of any such prohibition contained in a Contractual Obligation, such Contractual Obligation is in existence on the Closing Date (or at the time such Subsidiary becomes a Subsidiary) and was not entered into by any Borrower or any Subsidiary for the purpose of qualifying such Subsidiary as an “Excluded Subsidiary” hereunder, and (ii) such exception shall only apply until such time as such prohibition no longer exists.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes;  (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 11.13), or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii),  (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office;  (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Loan Agreement” means that certain Credit Agreement dated as of June 18, 2018, as amended, supplemented or modified from time to time prior to the date hereof, by and among the Company,

the Subsidiaries of the Company party thereto, Bank of America, N.A., as administrative agent, and the other agents, bookrunners and lenders party thereto.

“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01(d).

“Facility” means the Revolving Facility.

“Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) the Aggregate Commitments have terminated, (b) all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been indefeasibly paid in full in cash, including any interest, fees and other charges accruing during a proceeding under any Debtor Relief Law (whether or not allowed in the proceeding), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means (a) the weighted average per annum interest rate on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if the rate is not so published, the average per annum rate (rounded up to a whole multiple of 1/100 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by the Administrative Agent; provided,  that, in no event shall the Federal Funds Rate be less than zero.

“Fee Letter” means that certain fee letter agreement dated the Closing Date among the Borrowers and Bank of America.

“Financial Covenant Trigger Period” means the period (a) commencing on any date that Availability at any time is less than the greater of (i) 10% of the Line Cap or (ii) $20,000,000 and (b) continuing until the date that, during each of the preceding 30 days consecutive days, (i) Availability has been greater than the greater of (A) 10% of the Line Cap and (B) $20,000,000 and (ii) no Event of Default has occurred.

“Flood Hazard Property” means any Eligible Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Foreign Lender” means (a)  if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at any time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) the outstanding principal amount of all obligations of such Person at such time, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person at such time evidenced by bonds, debentures, notes, loan agreements or other similar instruments (but excluding the Swap Termination Value of any Swap Contract of such Person at such time); (b) all purchase money Indebtedness of such Person at such time; (c) the principal portion of all obligations of such Person at such time under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all unreimbursed drawings under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments of such Person at such time; (e) all obligations of such Person at such time in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created), including any Earn Out Obligations; (f) Attributable Indebtedness of such Person at such time; (g) all obligations of such Person at such time to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (i) all Guarantees by such Person existing at such time with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and (j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer at such time, except to the extent that such Funded Indebtedness is expressly made non-recourse to such Person.  For purposes of this definition,  (x) the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP and (y) the right-to-use liabilities associated with operating leases are not included.

“Funding Indemnity Letter” means a funding indemnity letter, in form and substance satisfactory to the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied, but subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, (a) each Person identified as a “Guarantor” on the signature pages hereto, (b) the Domestic Subsidiaries of the Company as are or may from time to time become Guarantors pursuant to Section 6.12, (c) with respect to (i) Additional Secured Obligations owing by any Loan Party or any Restricted Subsidiary, and (ii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Loan Parties that are not Specified Loan Parties, and (d) the successors and permitted assigns of the foregoing.

“Guaranty”  means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Article VI or VII with any Loan Party or any Restricted Subsidiary, is a Lender or an Affiliate of a Lender, or (b) in the case of any Swap Contract in effect on the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender and a party to a Swap Contract not prohibited under Article VI or VII with any Loan Party or any Restricted Subsidiary; provided,  that, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement.

“HMT” has the meaning specified in the definition of “Sanction(s).”

“Honor Date” has the meaning specified in Section 2.03(c).

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Indebtedness” means, as to any Person at any time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all Funded Indebtedness of such Person at such time; (b) the Swap Termination Value of any Swap Contract of such Person at such time; (c) all obligations of such Person at such time under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d)  all Guarantees by such Person existing at such time with respect to outstanding Indebtedness of the types specified in clauses (a) through (c) above of any other Person; and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer at such time, unless such Indebtedness is expressly made non-recourse to such Person.  For purposes hereof, the amount of any direct obligation under arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Indemnified Taxes” means (a)  Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

 “Intellectual Property” means all trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, patents, patent applications, patent rights, franchises, licenses and other intellectual property rights.

“Intercompany Debt” has the meaning specified in clause (k) of the definition of “Permitted Indebtedness.”

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the last day of the Availability Period;  provided,  that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or any Swingline Loan, the first day of each April, July, October and January and the last day of the Availability Period.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date thirty (30), sixty (60),  ninety (90) or, if available from all Lenders, one hundred eighty (180) days thereafter (in each case, subject to availability), as selected by the Borrower Agent in its Loan Notice; provided,  that: (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Eurodollar Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end; (b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of the ending month, then the Interest Period shall expire on such month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next succeeding Business Day, unless the result of such extension would be to extend such payment into another calendar month, in which case such payment shall be made on the next preceding Business Day; and (c) no Interest Period shall extend beyond the Maturity Date.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated on or about the date hereof, executed and delivered by each Loan Party and its Restricted Subsidiaries, and the Administrative Agent, the form and substance of which is reasonably satisfactory to the Administrative Agent.

“Interim Financial Statements” has the meaning specified in Section 4.01(d)(ii).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) an Acquisition.   For purposes of covenant compliance, the amount of any Investment outstanding shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment).  The amount of an Investment shall not in any event be reduced by reason of any write‑off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Restricted Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application for such Letter of Credit, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit  C executed and delivered in accordance with the provisions of Section 6.12.

“Junior Debt” has the meaning specified in Section 7.13.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Commitment” means, as each L/C Issuer, such L/C Issuer’s obligation to issue Letters of Credit pursuant to Section 2.03 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such L/C Issuer’s name on Schedule 1.01(b), as such amount may be adjusted from time to time in accordance with this Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means any Lender that is also an Arranger, in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, including, with respect to the Existing Letters of Credit, Wells Fargo Bank, National Association.  In the event there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the “L/C Issuer” shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit, or to all L/C Issuers, as the context may require.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit as of such date, plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings) as of such date.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns and, unless the context requires otherwise, includes the Swingline Lender.

“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrowers and the Administrative Agent;  which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any standby or documentary letter of credit, foreign guarantee, bankers acceptance, or similar instrument issued hereunder,  and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a)  $75,000,000,  and (b) the Revolving Facility;  provided,  that, each L/C Issuer shall have a sublimit under this Letter of Credit Sublimit as set forth on Schedule 1.01(b).  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.07.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Eurodollar Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“License” means any license or agreement under which any Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.

“Licensor” means any Person from whom any Loan Party obtains the right to use any Intellectual Property.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance satisfactory to the Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows the Administrative Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the

Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver Collateral to the Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to the Administrative Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to the Administrative Agent the right, vis-à-vis such Licensor, to enforce the Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Line Cap” means the lesser of (a) the Borrowing Base or (b) the Revolving Facility.

“Loan” means an extension of credit by a Lender to Borrowers under Article II in the form of a Revolving Loan or a Swingline Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Collateral Document, the Fee Letter, each Joinder Agreement, each Issuer Document, each other certificate, agreement, document and instrument executed and delivered, in each case, by or on behalf of any Loan Party pursuant to any of the foregoing, and each other agreement creating or perfecting rights in Cash Collateral (but specifically excluding each Secured Hedge Agreement and each Secured Cash Management Agreement).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other pursuant to Section 2.02(a), or (c) a continuation of Eurodollar Rate Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Agent.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Loan Year” means each 12 month period commencing on the Closing Date or an anniversary thereof.

 “London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Loan Parties or the Borrowers and their Restricted Subsidiaries taken as a whole; (b)  a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Disposition” means a Permitted Disposition or any Involuntary Disposition, in each case by any Borrower or any Restricted Subsidiary, whether through a single transaction or a series of related transactions, (a)  of a majority of the Voting Stock or other controlling ownership interest in a Person (other than an immaterial Person) owned by such Borrower or such Restricted Subsidiary, (b) of assets owned by such Borrower or such Restricted Subsidiary which constitute all or substantially all of the assets of a division, line of business or other business unit of such Borrower or such Restricted Subsidiary (other than the assets of a division, line of business, or other business unit of an immaterial Subsidiary of such Borrower or such Restricted Subsidiary), or (c) of which the aggregate consideration received by such Borrower or Restricted Subsidiary exceeds $2,500,000.

“Maturity Date” means January 28, 2025.

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the four (4) fiscal quarters of the Company most recently completed on or prior to such date of determination.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to one hundred two percent (102%) of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i),  (a)(ii) or (a)(iii), an amount equal to one hundred two percent (102%) of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each fee mortgage, deed of trust or deed to secure debt executed by a Loan Party that grants a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent), for the benefit of the Secured Parties, in any Eligible Mortgaged Property.

“Mortgaged Property Support Documents” means, with respect to any Real Property included in the Borrowing Base as Eligible Mortgaged Property: (a) a fully executed and notarized Mortgage encumbering the fee interest of a Loan Party in such Real Property; (b) if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such Real Property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy;  (c) ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such Real Property, assuring the Administrative Agent that the Mortgage covering such Real Property creates a valid and enforceable first priority mortgage lien on such Real Property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent; (d) all information requested by any Lender for its due diligence pursuant to Flood Laws evidence; (e) without limiting clause (d),  as to (i) whether such Real Property is a Flood Hazard Property, and (ii) if such Real Property is a Flood Hazard Property, (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such Real Property is a Flood Hazard Property, and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (C) copies of insurance policies or certificates of insurance of the Loan Parties and each Subsidiary evidencing flood insurance satisfactory to the Administrative Agent and Lenders and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Secured Parties; (f)  an opinion of legal counsel to the Loan Party granting the Mortgage on such Real Property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent; (g)  an environmental assessment, prepared by environmental engineers acceptable to the Administrative Agent, and accompanied by such reports, certificates, studies or data as the Administrative Agent may reasonably require, which shall all be in form and substance satisfactory to the Lenders; (h) a current appraisal of such Real Estate, prepared by an appraiser acceptable to the Administrative Agent, and in form and substance satisfactory to the Lenders; and (i) an Environmental Agreement and such other documents, instruments or agreements as the Administrative Agent may reasonably require with respect to any environmental risks regarding such Real Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Book Value” means, on any date of determination, the net book value as calculated by the Borrower in accordance with GAAP and in a manner consistent with the Borrowers’ historical accounting practices as of the last day of the most recently concluded fiscal quarter.

 “Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Restricted Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof, and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the subsequent sale or other disposition of any non‑cash consideration received by any Loan Party or any Restricted Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“Net Orderly Liquidation Value” means, for any property, the net orderly liquidation value of such property, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal approved by the Administrative Agent (whether prior to the Closing Date, or received by the Administrative Agent pursuant to Section 6.10).

“NOLV Percentage” means, for any Revenue Equipment, the quotient of (a)(i) the Net Orderly Liquidation Value of such Revenue Equipment multiplied by (ii) eighty-five percent (85%), divided by (b) the Net Book Value of such Revenue Equipment determined at the time of the most recent appraisal approved by the Administrative Agent pursuant to Section 6.10;  provided,  that, such percentage does not exceed one hundred percent (100%).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01, and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).

 “Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Agent.

“Noticed Cash Management Agreement” means any Cash Management Agreement between any Loan Party or any Restricted Subsidiary and any Cash Management Bank; provided,  that, for any of the foregoing to be included as a “Noticed Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Noticed Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract not prohibited under Article VI or VII between any Loan Party or any Restricted Subsidiary and any Hedge Bank; provided,  that, for any of the foregoing to be included as a “Noticed Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Obligations” means (a)  all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or any Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b)  all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Subsidiary, or any respective Affiliate thereof, pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided,  that,  Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a)  with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b)  with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (d)  with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Ordinary Course Acquired Revenue Equipment” means Revenue Equipment acquired by any Borrower in the ordinary course of business in connection with (a) purchases of new and used Revenue Equipment, and (b) Revenue Equipment acquired upon termination or expiration of a capital or operating lease of any Borrower.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts.

“Overadvance” means the amount by which the Total Revolving Outstandings exceeds the Borrowing Base at any time.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PATRIOT Act” has the meaning specified in Section 11.19.

“Payment Conditions” means, with respect to any Permitted Acquisition, Permitted Investment, Restricted Payment, or prepayment of Junior Debt other than Junior Debt owing between Loan Parties to the extent permitted by the Intercompany Subordination Agreement (a “Junior Debt Prepayment”)  otherwise permitted hereunder, the satisfaction of the following conditions:

(a) as of the date of any such Acquisition, Investment, Restricted Payment,  or Junior Debt Prepayment (each, an “Elective Transaction”) and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(b) either:

(i) (A) the Consolidated Fixed Charge Coverage Ratio (calculated after giving Pro Forma Effect to such Elective Transaction) as of the end of the most recently ended twelve (12) month period prior to the making of such Elective Transaction, as applicable, shall be at least 1.00 to 1.00 and (B) Availability (after giving Pro Forma Effect to such Elective Transaction) on the date of such Elective Transaction, and during the thirty

(30) consecutive day period ending on and including the date of such Elective Transaction, shall be greater than the greater of (1)  for any Acquisition or Investment, as applicable, (x) 12.5% of the Line Cap or (y) $25,000,000 or (2) for any Restricted Payment or Junior Debt Prepayment, as applicable (x) 15% of the Line Cap or (y) $30,000,000; or

(ii) Availability (after giving Pro Forma Effect to such Elective Transaction) on the date of such Elective Transaction, and during the thirty (30) consecutive day period ending on and including the date of such Elective Transaction, shall be greater than the greater of (1) for any Acquisition or Investment, as applicable, (x) 17.5% of the Line Cap or (y) $35,000,000 or (2) for any Restricted Payment or Junior Debt Prepayment, as applicable, (x) 20% of the Line Cap or (y) $40,000,000; and

(c) the Administrative Agent shall have received a certificate of an authorized officer of the Borrower Agent on the date of such Elective Transaction, certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“People’s Capital” means People’s Capital and Leasing Corp., a Connecticut corporation.

“People’s Master Lease Agreement” has the meaning specified in Section 5.20(f).

“Permitted Acquisition” means any Acquisition;  provided,  that, (a) no Default shall have occurred and be continuing or would result from such Acquisition; (b) the property acquired (or the property of the Person acquired) in connection with such Acquisition shall constitute Eligible Assets (other than a de minimis amount of assets in relation to the total assets being acquired in connection with such Acquisition), and such property shall be located in the United States or Canada;  (c) the Person acquired in connection with such Acquisition will become a Loan Party and/or the assets acquired shall be subject to Liens in favor of the Administrative Agent, in each case in accordance with, and to the extent required by, Section 6.12 and Section 6.13; (d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by (or in the event of a tender offer, approved or not opposed by) the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the Person acquired in connection with such Acquisition; (e) after giving effect to such Acquisition and any Borrowings made in connection therewith, the Payment Conditions are satisfied; (f) any Subsidiary formed to acquire assets in connection with such Acquisition or any Person that will become a Subsidiary upon consummation of such Acquisition will be a Restricted Subsidiary, (g) if such Acquisition involves Acquisition Consideration of at least $50,000,000, the Borrowers shall have delivered to the Administrative Agent the due diligence package relating to such Acquisition, including forecasted balance sheets, profit and loss statements, and, to the extent prepared and available, cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of such Acquisition, on a quarterly basis, in form and substance (including as to scope and underlying assumptions) reasonable and customary for transactions of such type, as reasonably determined by the Administrative Agent; (h) if the aggregate Acquisition Consideration for such Acquisition is greater than $50,000,000, the Borrowers shall have provided the Administrative Agent with written notice of such Acquisition at least ten (10) Business Days prior to the anticipated closing date thereof and, not later than five (5) Business Days prior to the anticipated closing date thereof, shall have provided the Administrative Agent with copies (or, if not then executed, the then-most current drafts) of the acquisition agreement and other material documents relating to such Acquisition, which agreement and documents shall be reasonable and customary for transactions of such type, as reasonably determined by the Administrative Agent; and (i) if such Acquisition involves the contribution of assets by Target A, as defined in the Fee Letter, to a Subsidiary that is a Loan Party in exchange for up to fifteen percent (15%) of the Equity Interests of such Loan Party,  the Borrowers shall have provided the Administrative Agent with written notice of such Acquisition at least ten (10) Business Days prior to the anticipated closing date thereof and, not later than five (5) Business Days prior to the anticipated closing date thereof, shall have provided the Administrative Agent with copies (or, if not then executed, the then-most current drafts) of the acquisition agreement and other material documents relating to such Acquisition;  provided that, such Acquisition of the assets of Target A, as defined in the Fee Letter, shall be a Permitted Acquisition regardless of whether the preceding conditions (other than clause (i)) have been met.

“Permitted Discretion” means a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender).

“Permitted Dispositions” means:

(a) the Disposition of inventory in the ordinary course of business;

(b) the Disposition in the ordinary course of business of used, surplus, obsolete or worn out property scheduled for replacement or no longer used or useful in the conduct of business of the Borrowers and their Restricted Subsidiaries;

(c) the sale or discount of Accounts in connection with participation in a Receivables Purchase Program; provided that, upon request of the Administrative Agent, the purchaser thereof enters into an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent;

(d) other than in connection with a Receivables Purchase Program, any other sale or discount of Accounts arising in the ordinary course of business, but only in connection with the collection or compromise thereof;

(e) leases or subleases of Real Property entered into in the ordinary course of business to the extent not materially interfering with the business of the Borrowers and their Restricted Subsidiaries;

(f) the Disposition of property (other than Revenue Equipment)  to the extent that such property is exchanged for credit against (or the proceeds of such Disposition are applied to the purchase price of) similar replacement property or in a substantially contemporaneous transaction;

(g) the Disposition of property (i) to a Loan Party, or (ii) from a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party; provided,  that, in each case, no Event of Default has occurred and is continuing or would immediately result therefrom;

(h) the licensing, on a non-exclusive basis, of Intellectual Property;
(i) the Disposition of cash or Cash Equivalents;
(j) the granting, existence or creation of a Permitted Lien (but not the Disposition of property subject to a Permitted Lien);

(k) (i) the lapse of Intellectual Property of any Borrower or any Restricted Subsidiary (other than any revenue-generating copyrights) in the ordinary course of business to the extent the maintenance thereof is not economically desirable in the conduct of such Borrower’s or such Restricted Subsidiary’s business, so long as the lapse thereof is not materially adverse to the Secured Parties, or (ii) the abandonment of Intellectual Property of any Borrower or any Restricted Subsidiary (other than revenue-generating copyrights) in the ordinary course of business so long as the abandonment thereof is not materially adverse to the Secured Parties;

(l) to the extent constituting Dispositions, Permitted Investments and Restricted Payments permitted pursuant to Section 7.06;
(m) the expiration of leasehold interests or the termination of leasehold interests, in each case to the extent that such expiration or termination would not result in an Event of Default;

(n) (i) the contemplated sale or issuance to, or exchange with, one or more non-Loan Parties of up to twenty-five percent (25%) of the Equity Interests of Xpress Shell,  or (ii) the sale or issuance of Equity Interests of the Borrowers (other than Disqualified Equity Interests of the Borrower) in the ordinary course of business in connection with director or employee stock purchase plans and arrangements and other director, employee or consultant compensation or benefit plans or arrangements;

(o) any Sale and Leaseback Transaction in respect of any Real Property (other than Eligible Mortgaged Property);
(p) Dispositions of the Equity Interests or assets of any CFC existing as of the Closing Date; and
(q) Dispositions of Equity Interests of Persons that are not Subsidiaries;

(r) sales, transfers, trades and other dispositions of Revenue Equipment not otherwise permitted in clauses (g) or (j) above, so long as (i) no Event of Default has occurred and is continuing or would immediately result therefrom, (ii) such dispositions are made for fair market value, (iii)  such dispositions are with respect to Revenue Equipment scheduled for replacement or no longer used or useful in the conduct of business of the Borrowers and their Restricted Subsidiaries and in the ordinary course of business, and (iv)  if such disposition includes Revenue Equipment identified by the Borrowers as Eligible Revenue Equipment in the Borrowing Base Report most recently submitted to the Administrative Agent, (A) the portion of the Borrowing Base attributable to such Revenue Equipment is greater than $2,500,000 for any dispositions in any thirty (30) day period, and (B) after giving effect to such disposition, Availability is less than the greater of (x) 15% of the Line Cap or (y) $30,000,000, then the Borrowers shall have delivered to the Administrative Agent a Borrowing Base Report that gives pro forma effect to such disposition; and

(s) Dispositions of those notes listed on Schedule 3 of the Security Agreement on the Closing Date (collectively, the “Pledged Notes”), including Dispositions of any Pledged Note in connection with the settlement or other satisfaction of the debt owing to a Loan Party underlying  such Pledged Note, so long as no Event of Default has occurred and is continuing (unless approved by the Administrative Agent);  provided that, if any such Pledged Notes are in possession of the Administrative Agent, upon notice to the Administrative Agent of the Loan Parties’ intent to make a Disposition under this clause (s), the Administrative Agent shall promptly return such Pledged Notes to the Company.

“Permitted Holders” means, collectively, (a) Max L. Fuller, Anna Marie Quinn, their spouses, their lineal descendants and spouses of their lineal descendants, (b) the estates of Persons described in clause (a), (c) trusts established for the benefit of any Person or Persons described in clause (a),  and (d) corporations, limited liability companies, partnerships, or similar entities seventy-five percent (75%) or more owned by any Person or Persons described in clauses (a) through (c).

“Permitted Indebtedness” means:

(a) Indebtedness under the Loan Documents;
(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 (and any Permitted Refinancing thereof);
(c) Indebtedness arising in connection with endorsement of instruments or other payment items for deposit in the ordinary course of business;

(d) Indebtedness consisting of (i) unsecured Guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured Guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured Guarantees with respect to Permitted Indebtedness of any Loan Party; provided,  that, if the Indebtedness being Guaranteed is subordinated to the Secured Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Secured Parties as those contained in the subordination of such Indebtedness;

(e) (i) Indebtedness (x) existing or incurred to finance the acquisition, construction or improvement of (or, to the extent constituting Collateral, and subject to Section 2.05(b)(ii) and Section 7.01 the refinancing of) Rolling Stock, Real Property or other capital assets,  or (y) incurred with respect to Real Property or other capital assets owned by a Borrower on the Closing Date, in each case, including pursuant to Capitalized Leases; (ii) Indebtedness assumed in connection with the acquisition of such property, so long as such property is secured by a Lien prior to the acquisition thereof; (iii) Permitted Refinancing of any such Indebtedness permitted by this clause (e);  provided,  that,  in each case under clauses (i), (ii) and (iii),  (A) at the time such Indebtedness was incurred, it does not (or did not) exceed the purchase price of the asset(s) financed (other than, in the case of any Permitted Refinancing, by an amount permitted pursuant to clause (a) in the proviso of the definition of “Permitted Refinancing”),  and (B) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness;  provided,  further, that if (x) such Indebtedness includes Rolling Stock, Real Property or other capital asset identified by the Borrowers as Eligible Revenue Equipment or Eligible Mortgaged Property in the Borrowing Base Report most recently submitted to the Administrative Agent,  (y) the portion of the Borrowing Base attributable to such Eligible Revenue Equipment or Eligible Mortgaged Property is greater than $2,500,000 for any Permitted Refinancing in any thirty (30) day period and (z) after giving effect to such Permitted Refinancing, Availability is less than the greater of (I) 15% of the Line Cap or (II) $30,000,000, then the Borrowers shall have delivered to the Administrative Agent a Borrowing Base Report that gives pro forma effect to the exclusion of such assets from the Borrowing Base; or (iv) any Permitted Revenue Equipment Financing;

(f) Indebtedness in respect of Guarantees provided in connection with any Borrower’s or any Restricted Subsidiary’s owner-operator tractor financing program; provided,  that, the aggregate principal amount of such Indebtedness shall not exceed $5,000,000 at any one time outstanding;

(g) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds;

(h) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any Restricted Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(i) Indebtedness under Swap Contracts incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Borrower’s or any Restricted Subsidiary’s  operations and not for speculative purposes;

(j) Indebtedness under any Cash Management Agreement entered into in the ordinary course of business;

(k) intercompany Indebtedness permitted pursuant to clause (g) or (h) of the definition of “Permitted Investments” (other than by reference to the definition of “Permitted Indebtedness” or any clause hereof)  (“Intercompany Debt”); provided,  that, with respect to any Intercompany Debt owing by a Loan Party to any Subsidiary that is not a Loan Party, (i) such Indebtedness shall be subordinated to the Secured Obligations in a manner and to the extent acceptable to the Administrative Agent (including, by means of example, the Intercompany Subordination Agreement), (ii) such Indebtedness shall not be prepaid unless no Default exists immediately prior to and after giving effect to such prepayment, and (iii) at the time of and after giving effect to such Intercompany Debt, the Payment Conditions are satisfied;

(l) unsecured Guarantees with respect to Permitted Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided,  that, any such Guarantee is permitted pursuant to clause  (g) or (h) of the definition of “Permitted Investments” (other than by reference to the definition of “Permitted Indebtedness” or any clause hereof);

(m) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) days from the incurrence thereof;

(n) unsecured Indebtedness owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing other than Permitted Holders) incurred in connection with the repurchase by any Borrower of Equity Interests of such Borrower that have been issued to such Person;  provided,  that, (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness; (ii) the aggregate principal amount of all such Indebtedness shall not exceed $2,500,000 at any one time outstanding; and (iii) such Indebtedness shall be subordinated to the Secured Obligations in a manner and to the extent acceptable to the Administrative Agent;

(o) Indebtedness of Foreign Subsidiaries;  provided,  that, (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness; (ii) the aggregate principal amount of all such Indebtedness shall not exceed $10,000,000 at any one time outstanding; and (iii) such Indebtedness shall not be directly or indirectly recourse to any of the Loan Parties or their respective assets;

(p) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness; and

(q) other unsecured Indebtedness; provided,  that, (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness; and (ii) the aggregate principal amount of all such Indebtedness shall not exceed $25,000,000.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;
(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in connection with the settlement of amounts due to any Borrower or any Restricted Subsidiary in the ordinary course of business, including in connection with the foreclosure of, or pursuant to any plan or reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of, any account debtor;

(e) Investments existing as of the Closing Date and set forth on Schedule 7.03;
(f) Guarantees that constitute Permitted Indebtedness (other than by reference to the definition of “Permitted Investments” (or any clause hereof));

(g) (i) Investments in any Person that is a Loan Party prior to giving effect to such Investment, and (ii) Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(h) Investments by any Loan Party in any Subsidiary that is not a Loan Party; provided,  that, (i) as of the date of any such Investment and after giving effect thereto, the Payment Conditions are satisfied;

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases;

(j) loans and advances to employees and officers of any Borrower or any Restricted Subsidiary in the ordinary course of business for any bona fide business purpose; provided,  that, the aggregate amount of all such loans and advances shall not exceed $2,500,000 at any time outstanding;

(k) the creation and holding of Accounts owing to any Borrower or any Restricted Subsidiary in the ordinary course of business and payable or dischargeable by or on behalf of the Account Debtor in accordance with customary terms;

(l) (i) payroll and similar advances to employees, drivers, consultants or other service providers to cover matters that are expected at the time of such advances (such advances to be treated as expenses for accounting purposes), (ii) loans and advances to employees of any Borrower or any Restricted Subsidiary for any other purpose, (iii) loans and advances for driver education or training made in the ordinary course of business, and (iv) loans and advances in the ordinary course of business to any owner-operator or similar individual performing services for any Borrower or any Restricted Subsidiary to finance the purchase or lease of equipment; provided,  that, the aggregate amount of all such loans and advances made in accordance with this clause (l) shall not exceed $5,000,000 at any one time outstanding;

(m) (i) Swap Contracts permitted pursuant to clause (i) of the definition of “Permitted Indebtedness;” and (ii) Secured Cash Management Agreements permitted pursuant to clause (j) of the definition of “Permitted Indebtedness;”

(n) Investments made in Captive Insurance Subsidiaries in an amount not to exceed the minimum amount of capitalization required pursuant to regulatory capital requirements; provided,  that, if the amount of any such Investment exceeds $15,000,000, the Borrowers shall provide to the Administrative Agent a reasonably detailed description of the increased capital requirements pursuant to which such Investment is made;

(o) Permitted Acquisitions;

(p) Investments by any Loan Party in the form of the acquisition of Equity Interests of non-Wholly Owned Subsidiaries that are Subsidiaries of such Loan Party as of the Closing Date;  provided,  that, as of the date of any such Investment and after giving effect thereto, the Payment Conditions are satisfied; and

(q) other Investments (other than Acquisitions) so long as, at the time of and after giving effect to any such Investment, the Payment Conditions are satisfied.

“Permitted Liens” means:

(a) Liens pursuant to any Loan Document;

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that (i) are not yet delinquent, or (ii) do not have priority over the Liens granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents, so long as the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.01(h);

(d) (i) Liens existing on the Closing Date and listed on Schedule 7.01; and (ii) any renewals or extensions thereof, so long as (A) the property covered thereby is not changed, and (B) the renewal or extension of the obligations secured or benefited thereby is a Permitted Refinancing;

(e) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(f) Liens securing Indebtedness permitted pursuant to clause (e) of the definition of “Permitted Indebtedness” (including in connection with a Permitted Revenue Equipment Financing); provided,  that, such Liens do not at any time encumber any assets other than assets financed by such Indebtedness  (it being understood that financings of the type permitted by clause (e) of the definition of “Permitted Indebtedness” provided by a lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers; provided,  that, (i) such Liens are incurred in the ordinary course of business and do not secure Indebtedness for borrowed money; and (ii) such Liens are (A) for sums not yet delinquent, or (B) the subject of Permitted Protests;

(h) Liens imposed by requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with worker’s compensation or other unemployment insurance;

(i) Liens on amounts deposited to secure obligations (other than Indebtedness for borrowed money) in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business;

(j) Liens on amounts deposited to secure reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;
(k) easements, rights-of-way, and zoning restrictions on or with respect to any Real Property that do not materially interfere with or impair the use or operation thereof;
(l) non-exclusive licenses of Intellectual Property in the ordinary course of business not interfering with the conduct of business of the Borrowers and their Restricted Subsidiaries;

(m) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of deposit accounts with such banks or other depository institutions in the ordinary course of business;

(n) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums, so long as the financing thereof constitutes Permitted Indebtedness;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(p) Liens on Accounts that have been sold pursuant to a Receivables Purchase Program; provided that, upon request of the Administrative Agent, the applicable third party financing source enters into an intercreditor agreement, in form and substance reasonably acceptable to the Administrative Agent, that remains in full force and effect; and

(q) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $2,000,000 at any time outstanding.

“Permitted Protest” means the right of any Borrower or any Restricted Subsidiary to protest any Lien (other than any Lien granted pursuant to the Loan Documents), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided,  that, (a) a reserve with respect to such obligation is established on such Borrower’s or such Restricted Subsidiary’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or such Restricted Subsidiary, as applicable, in good faith, and (c) the Administrative Agent is satisfied that, while any such protest is pending, there will be no material impairment of the enforceability, validity, or priority of the Liens granted in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents.

“Permitted Refinancing” means, with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided,  that: (a) the principal amount thereof does not exceed the sum of (i) the outstanding principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended plus (ii) prepayment premiums paid, and reasonable and customary fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension, plus (iii) the amount of unfunded commitments with respect to the Indebtedness so modified, refinanced, refunded, renewed or extended (provided,  further,  that, notwithstanding this clause (a), the amount of any Indebtedness incurred to finance Rolling Stock or Real Property may, in each case, be modified, refinanced, refunded, renewed or extended such that the principal amount thereof would not exceed the fair market value of such Rolling Stock or Real Property after giving effect to such modification, refinancing, refunding, renewal or extension); (b) such modification, refinancing, refunding, renewal or extension has (i) a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended, and (ii) a weighted average life to maturity equal to or longer than the weighted average life to maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended; (c) the direct and contingent obligors of such Indebtedness shall not be changed as a result of or in connection with such modification, refinancing, refunding, renewal or extension (unless the obligor of such Indebtedness is otherwise a Loan Party); (d) the terms (excluding pricing, fees, rate floors, discounts, premiums and optional prepayments or redemption terms) of such Indebtedness shall not be changed in any manner that is materially adverse, taken as a whole, to any Borrower or any Restricted Subsidiary, as applicable, as a result of or in connection with such modification, refinancing, refunding, renewal or extension  (it being understood that financings of the type permitted by clause (e) of the definition of “Permitted Indebtedness” provided by a lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates, and such cross-collateralization shall not be deemed to be materially adverse to any Borrower or any Restricted Subsidiary); (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Secured Obligations or secured by Liens on the Collateral junior to those created under the Collateral Documents, such modification, refinancing, refunding, renewal or extension is subordinated to the Secured Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended; and (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modification, refinancing, refunding, renewal or extension shall be unsecured.

“Permitted Revenue Equipment Financing” means the financing by a Loan Party of any Revenue Equipment Collateral, so long as (a) such financing is consummated within one hundred eighty (180) days after (i) the Closing Date with respect to any Revenue Equipment owned by a Borrower on the Closing Date or (ii) the date of purchase with respect to any Acquired Revenue Equipment, and (b) at the time of, and after giving effect to such financing or refinancing, (i) no Default or Event of Default exists, and (ii) at any time a Financial Covenant Trigger Period exists, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable.

 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis”,  “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable Measurement Period for the applicable covenant or requirement: (a)(i) with respect to any Disposition, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of or the Restricted Subsidiary that is becoming an Unrestricted Subsidiary shall be excluded, and (ii) with respect to any Acquisition or other Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, (b) any retirement of Indebtedness of any Borrower or any Restricted Subsidiary, and (c) any incurrence or assumption of Indebtedness by any Borrower or any Restricted Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided,  that, (x) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower Agent, and (y) any such calculation shall be subject to the applicable limitations set forth in the definition of Consolidated EBITDA.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower Agent containing reasonably detailed calculations of the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, after giving Pro Forma Effect to the applicable Specified Transaction.

“Protective Advances” has the meaning specified in Section 2.02(i).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Real Property” all right, title and interest (whether as owner, lessor or lessee) in any real property or any buildings, structures, parking areas or other improvements thereon.

“Receivables Purchase Program” means a financing program for the early payment of Accounts owing by an Account Debtor that is sponsored by such Account Debtor, pursuant to which a Borrower sells to a third party financing source (and not pursuant to this Agreement or the other Loan Documents) Accounts owing to it by such Account Debtor in return for payment of such Accounts by such financing source prior to the scheduled due date therefor, or any recharacterization of such program under applicable Laws as a secured financing (and not a true sale).  As of the Closing Date, no Loan Party has entered into any Receivables Purchase Program.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Loan Party to any landlord, warehouseman, mechanic or bailee (other than any shipper or other customer, truck, fueling, rest stop or drop lot, in each case in the ordinary course of business) who possesses any Collateral or could assert a Lien on any Collateral; and (b) as the Administrative Agent in its Permitted Discretion may elect to impose from time to time,  a reserve at least equal to three months’ rent and other similar charges that could be payable to any such Person, unless it has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reporting Trigger Period” means the period (a) commencing on any date that Availability at any time is less than the greater of (i) 12.5% of the Line Cap or (ii) $25,000,000 and (b) continuing until the date that, during each of the preceding 30 days consecutive days, (i) Availability has been greater than the greater of (A) 12.5% of the Line Cap and (B) $25,000,000 and (ii) no Event of Default has occurred.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

 “Required Lenders” means, at any time, Revolving Lenders having Total Credit Exposures representing more than fifty percent (50%)  of the Total Credit Exposures of all Revolving Lenders at such time, except if there are two (2) or more Lenders, in which case “Required Lenders” means a minimum of two (2) Lenders representing more than fifty percent (50%) of the Total Credit Exposures of all Revolving Lenders at such time.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided,  that,  the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Lender shall be deemed to be held by the Revolving Lender that is the Swingline Lender or the L/C Issuer, as the case may be, in making such determination.

“Required Title Documentation” has the meaning specified in Section 6.20(a).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, senior vice president – corporate finance, or assistant treasurer of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates pursuant to this Agreement, the secretary or any assistant secretary of a Loan Party, and (c) solely for purposes of notices given pursuant to Article II,  (i) any other officer or employee of the applicable Loan Party so designated by any of the officers set forth in clause (a) or clause (b) in a notice to the Administrative Agent, or (ii) any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in each case in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means (a)  any dividend or other distribution,  direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Borrower or any Restricted Subsidiary, now or hereafter outstanding, (b)  any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Borrower or any Restricted Subsidiary, now or hereafter outstanding, and  (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Borrower or any Restricted Subsidiary, now or hereafter outstanding.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.  Each Loan Party (other than, for the avoidance of doubt, the Company) shall be a Restricted Subsidiary.

“Revenue Equipment” means tractors and trailers subject to certificates of title that are owned by any Loan Party and either (a) used in the operation of such Loan Party’s business to produce revenue for such Loan Party or (b) held for sale by such Loan Party.

“Revenue Equipment Collateral” means all Revenue Equipment, other than Revenue Equipment constituting Excluded Property pursuant to clause (e) of the definition of “Excluded Property.”

“Revenue Equipment Perfection Actions” means, with respect to any Revenue Equipment Collateral,  each of the following actions:

(a) the Administrative Agent’s receipt of evidence that Borrowers or an Approved Collateral Agent have submitted a duly completed application to the applicable Title Filing Office to provide for the registration or issuance by such Title Filing Office of a Certificate of Title with respect to such Revenue Equipment showing “Bank of America, N.A., as Administrative Agent” as the sole lienholder thereon in the manner prescribed in the applicable jurisdiction (which evidence may be sent electronically by such Title Filing Office);

(b) the Administrative Agent’s receipt of evidence that all applicable fees owing in connection with the activities described in clause (a) have been paid by or on behalf of the Borrowers (which evidence may be sent electronically by such Title Filing Office);

(c) no later than sixty (60) days (as such period may be extended by the Administrative Agent in its reasonable discretion) following any application to the applicable Title Filing Office made with respect to such Revenue Equipment, the receipt by the Borrowers of an original Certificate of Title showing “Bank of America, N.A., as Administrative Agent” as the sole lienholder, and, upon Administrative Agent’s request, the receipt by the Administrative Agent or an Approved Collateral Agent of a true, correct and complete copy thereof;  and

(d) upon the Administrative Agent’s request during any Collateral Monitoring Trigger Period, receipt by the Administrative Agent or an Approved Collateral Agent of the original Certificate of Title for such Revenue Equipment no later than (i) for Certificates of Title issued prior to the Administrative Agent’s request, five (5) Business Days after such request, and (ii) with respect to any Acquired Revenue Equipment acquired after the Closing Date, the date required for compliance with clause (c) above.

Notwithstanding the foregoing, (x) so long as no Event of Default exists, the Borrowers shall have five  (5) Business Days after the Closing Date (or such longer period of time as is agreed to by the Administrative Agent in its sole discretion) to satisfy clauses (a) and (b) hereof with respect to any Revenue Equipment owned by the Borrowers as of the Closing Date and no Revenue Equipment shall be deemed ineligible for failure to satisfy clauses (a) and (b) hereof until the sixth  (6th) Business Day after the Closing Date (or such longer period of time as is agreed to by the Administrative Agent in its sole discretion) and (y) the Revenue Equipment Perfection Actions shall be deemed satisfied for up to sixty (60) days (as such period may be extended by the Administrative Agent in its reasonable discretion) upon satisfaction of clauses (a) and (b) hereof notwithstanding that the Borrowers have not yet received the original Certificate of Title as required by clause (c) hereof.

“Revenue Equipment Release Request” means a written request by the Borrowers delivered to the Administrative Agent containing a list of Revenue Equipment, identified by type and title number, which the Borrowers reasonably believe will be subject to Permitted Disposition in the ordinary course of business or a  Permitted Revenue Equipment Financing within the following thirty (30) days; provided,  that, if such Permitted Disposition includes Eligible Revenue Equipment included in the Borrowing Base Report most recently submitted to the Administrative Agent and (A) the portion of the Borrowing Base attributable to such Eligible Revenue Equipment is greater than $2,500,000 for any dispositions in any thirty (30) day period and (B) after giving effect to such disposition, Availability is less than the greater of (x) 15% of the Line Cap or (y) $30,000,000, then such request shall be accompanied by a Borrowing Base Report giving pro forma effect to such Disposition as if it occurred on the date of such request.

“Revenue Equipment Report” means a certificate of a Responsible Officer of the Borrower Agent setting forth, as of the end of the fiscal month most recently ended, a summary report of the Revenue Equipment and that constitutes Collateral reflecting (a) such Revenue Equipment that existed at the beginning of the period covered by such report, (b) additions to such Revenue Equipment during the period covered by such report, (c) Dispositions of such Revenue Equipment during the period covered by such report, (d) such Revenue Equipment then in existence as of the end of the period covered by such report, (e) to the extent applicable, upon the Administrative Agent’s request, (i) copies of invoices for all Eligible Revenue Equipment recently purchased by the Borrowers which Borrowers intend to include into the Borrowing Base for the first time and (ii) evidence of Borrowers’ satisfaction of the Revenue Equipment Perfection Actions with respect to such Revenue Equipment, together with copies of all Certificate of Title applications, and (f) a detailed calculation of Revenue Equipment categories that are not eligible for inclusion in the Borrowing Base, including, in each case, the following information: the manufacturer, the model year, the model, the vehicle identification number (or other similar serial number), and the Loan Party that is the owner.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, such Revolving Lender’s obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption or other documentation pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Revolving Commitments of all of the Revolving Lenders on the Closing Date shall be $250,000,000.

“Revolving Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount of such Revolving Lender’s  (a) outstanding Revolving Loans at such time (including any Protective Advances),  plus (b) participation in L/C Obligations at such time, plus (c) participation in Swingline Loans at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect at such time, any Lender that has a Revolving Commitment at such time, or (b)  if the Revolving Commitments have terminated or expired at such time, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Rolling Stock” means all trucks, trailers, tractors, service vehicles, vans, forklifts, wheel loaders and other mobile equipment and other vehicles, wherever located, except for (a) automobiles and pick-up trucks used by the Loan Parties’ employees, and (b) aircraft.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Restricted Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Restricted Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Person” has the meaning provided in Section 5.18.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury  (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.07.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party or any Restricted Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract not prohibited under Article VI or VII between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit G.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“SOFR” means with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit H.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Specified Transaction”  means (a) any Acquisition, (b) any Material Disposition, (c) any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, (d) any Investment that results in a Person becoming a Subsidiary, (e) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (f) any incurrence of Indebtedness (other than Indebtedness permitted pursuant to clause (e) of the definition of “Permitted Indebtedness”) with a principal amount in excess of the Threshold Amount,  (g) any repayment of Indebtedness (other than prepayments of Junior Debt) with a principal amount in excess of the Threshold Amount,  (h)  any prepayment of Junior Debt, or (i) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant, or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Supermajority Lenders” means, at any time, Revolving Lenders having Total Credit Exposures representing more than sixty-six and two-thirds percent (66 2/3%) of the Total Credit Exposures of all Revolving Lenders at such time.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided,  that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Lender shall be deemed to be held by the Revolving Lender that is the Swingline Lender or the L/C Issuer, as the case may be, in making such determination.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a)  for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Lender” means Bank of America in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit I or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Agent.

“Swingline Sublimit” means an amount equal to the lesser of (a) $25,000,000, and (b) the Revolving Facility.  The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Threshold Amount” means $15,000,000.

“Title Filing Office” means any Governmental Authority (including any department of motor vehicles) in the applicable jurisdiction authorized by applicable state vehicle titling, certificate of title or registration statutes to process Certificates of Title pertaining to Collateral and to cause the first priority Lien of the Administrative Agent to be perfected, including by notation on Certificates of Title pertaining to Collateral.

“Total Credit Exposure” means, as to any Revolving Lender at any time, (a) the unused Revolving Commitment of such Revolving Lender at such time, plus (b) the Revolving Exposure of such Revolving Lender at such time.

“Total Revolving Outstandings” means, at any time, the aggregate Outstanding Amount of (a) all Revolving Loans at such time, plus (b) all Swingline Loans at such time, plus (c) all L/C Obligations at such time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York;  provided,  that,  if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unbilled Account” means an Account with respect to which (a) the goods giving rise to such Account have been shipped but not billed to the Account Debtor, or (b) the services giving rise to such Account have been performed for but not billed to the Account Debtor.

“Unencumbered Revenue Equipment” means Revenue Equipment covered by a Certificate of Title as to which no Lien has been noted thereon in favor of either the Administrative Agent or another creditor pursuant to a Permitted Revenue Equipment Financing.

“Unfinanced Capex” means for any period the portion of the following, calculated on a Consolidated basis, (a) the aggregate Capital Expenditures by the Company and its Restricted Subsidiaries during such period, less (b) the aggregate proceeds received by the Company and its Restricted Subsidiaries from the sale or other disposition (including trade-in credit) of capital assets during such period, less (c) all Indebtedness incurred by the Company and its Restricted Subsidiaries to finance Capital Expenditures (including Loans under the Agreement, but only if the proceeds thereof are used to acquire Revenue Equipment Collateral);  provided,  that, Unfinanced Capex shall not be less than zero dollars ($0) for the Measurement Period.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

 “Unrestricted Subsidiary” means, at any date of determination, any Subsidiary of any Borrower (other than any Subsidiary that (a) owns any Equity Interests in any Borrower or any Restricted Subsidiary, or (b) holds a Lien on any assets or property of any Borrower or any Restricted Subsidiary) that has been designated as an Unrestricted Subsidiary by the Borrowers (in a written notice by the Borrower Agent to the Administrative Agent); provided,  that, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower Agent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such designation, the Payment Conditions are satisfied, (iii) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Indebtedness with an outstanding principal amount in excess of the Threshold Amount, (iv) such Subsidiary to be designated as an Unrestricted Subsidiary (and its Subsidiaries) has not at the time of such designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become liable with respect to any Indebtedness pursuant to which the lender thereunder or any other party thereto has recourse to any Loan Party or other Restricted Subsidiary or to any assets of any Loan Party or other Restricted Subsidiary, (v) none of any Borrower or any Restricted Subsidiaries has contributed or otherwise contributes any material Intellectual Property to any Unrestricted Subsidiary or designate any Subsidiary that owns material Intellectual Property as an Unrestricted Subsidiary, and (vi) no Loan Party shall have any liability for any

Indebtedness or other obligations of any Unrestricted Subsidiary except to the extent permitted as to any unaffiliated Person under the Loan Documents.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrowers) of the Investments held by the Borrowers in such Unrestricted Subsidiary immediately prior to such designation.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time. Once an Unrestricted Subsidiary has been designated as a Restricted Subsidiary, it cannot be re-designated as an Unrestricted Subsidiary; once a Restricted Subsidiary has been designated as an Unrestricted Subsidiary, it cannot be re-designated as a Restricted Subsidiary.  As of the Closing Date, there are no Unrestricted Subsidiaries.

 “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Value” means (a) for Real Property, its fair market value based upon the most recent appraisal performed by an appraiser acceptable to the Administrative Agent and on terms satisfactory to the Administrative Agent, and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation one hundred percent (100%) of whose Equity Interests (other than directors’ qualifying shares or Equity Interests that are required to be held by another person in order to satisfy a foreign requirement of Law prescribing an equity owner resident in the local jurisdiction) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person, and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a one hundred percent (100%) equity interest at such time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations, Secured Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Administrative Agent (and not necessarily calculated in accordance with GAAP).

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.  Any Division of a limited liability company shall constitute a separate Person hereunder (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP.  If at any time any change in GAAP, any change in the Loan Parties’ accounting policies, or any change in the application of GAAP by the Loan Parties, in any case, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided,  that,  until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Pro Forma Calculations.  Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Fixed Charge Coverage Ratio (including for purposes of compliance with Section 7.11) shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable Measurement Period to which such calculation relates, and/or subsequent to the end of such Measurement Period but not later than the date of such calculation; provided,  that, notwithstanding the foregoing, when calculating the Consolidated Fixed Charge Coverage Ratio for purposes of determining compliance with Section 7.11, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect.

1.04 Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided,  that,  with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08 Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

Article II COMMITMENTS AND CREDIT EXTENSIONS; LOAN ADMINISTRATION
2.01 Loans.
(a) [Reserved].

(b) Revolving Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided,  that, after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and  (ii) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment.  In no event shall Lenders have any obligation to honor a request for a Revolving Loan if Total Revolving Outstandings at such time plus the requested Revolving Loan would exceed the Borrowing Base.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow Revolving Loans under this Section 2.01(b), prepay Revolving Loans under Section 2.05, and reborrow Revolving Loans under this Section 2.01(b).  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided,  that, any Revolving Borrowings made on the Closing Date or any of the two (2) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrowers deliver a Funding Indemnity Letter not less than two (2) Business Days prior to the date of such Revolving Borrowing unless the Administrative Agent otherwise consents in writing.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Notice of Borrowing.  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower Agent’s irrevocable notice to the Administrative Agent by delivery to the Administrative Agent of a Loan Notice.  Each Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans,  and  (ii)  on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Loan Notice shall specify (A) the Facility and whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under the Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower Agent fails to specify a Type of Loan in a Loan Notice or if the Borrower Agent fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower Agent requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of thirty (30) days.  Notwithstanding anything to the contrary herein, (1) a Swingline Loan may not be converted to a Eurodollar Rate Loan, and (2) the borrowing of a Swingline Loan shall be governed by Section 2.04.

(b) Advances.  Following receipt of a Loan Notice for the Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Agent, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m.  on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Agent;  provided,  that,  if, on the date a Loan Notice with respect to a Revolving Borrowing  is given by the Borrower Agent, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c) Eurodollar Rate Loans.  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, without the consent of the Required Lenders, no Loans may be requested as, converted to or continued as, Eurodollar Rate Loans, and the Required Lenders may demand that any or all of the outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d) Interest Rates.  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

(e) Interest Periods.   After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than six  (6)  Interest Periods in effect in respect of the Revolving Facility.

(f) Cashless Settlement Mechanism.  Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g) Increase in Revolving Facility.  The Borrowers may, at any time on or after the Closing Date, and from time to time, upon prior written notice by the Borrower Agent to the Administrative Agent, increase the Revolving Facility (but not the Letter of Credit Sublimit or the Swingline Sublimit) with additional Revolving Commitments from any Revolving Lender or new Revolving Commitments from one or more other Persons selected by the Borrowers and acceptable to the Administrative Agent, the Swingline Lender and the L/C Issuer (so long as such Persons are Eligible Assignees) by a maximum aggregate amount for all such increases not to exceed $75,000,000; provided,  that:

(i) any such increase shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;
(ii) no Default or Event of Default shall exist and be continuing at the time of any such increase;

(iii) no existing Revolving Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Revolving Lender’s sole and absolute discretion;

(iv) (A) any new Lender shall join this Agreement by executing such joinder documents as are required by the Administrative Agent, and/or (B) any existing Revolving Lender electing to increase its Revolving Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent;

(v) as a condition precedent to such increase, the Borrowers shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase and signed by a Responsible Officer of each such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties of each Loan Party contained in this Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 2.02(g)(v)(B)(1), the representations and warranties contained in Sections 5.05(a),  (b), and (d) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a), Section 6.01(b), or Section 6.01(c), as applicable, and (2) no Default or Event of Default exists;

(vi) a Responsible Officer of the Borrower Agent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such increase (and assuming for such calculation that such increase is fully drawn), the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable;

(vii) the Administrative Agent shall have received such amendments to the Collateral Documents as the Administrative Agent reasonably requests to cause the Collateral Documents to secure the Secured Obligations after giving effect to such increase;

(viii) Schedule 1.01(b) shall be deemed revised to include any increase in the Revolving Facility pursuant to this Section 2.02(g) and to include thereon any Person that becomes a Revolving Lender pursuant to this Section 2.02(g); and

(ix) the Administrative Agent shall have received (A)(1) evidence as to whether each Eligible Mortgaged Property is a Flood Hazard Property, and (2) if any Eligible Mortgaged Property is a Flood Hazard Property, (B) evidence as to whether the community in which such Eligible Mortgaged Property is located is participating in the National Flood Insurance Program, (C) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such Eligible Mortgaged Property is a Flood Hazard Property, and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (D) copies of insurance policies or certificates of insurance of the Loan Parties and their respective Subsidiaries evidencing flood insurance as required by the Flood Laws and otherwise satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Secured Parties, and (B) with respect to any new real property that will be added as Eligible Mortgaged Property on the effective date of such increase, or will be required to be added as Eligible Mortgaged Property following the effective date of such increase, written notice thereof at least thirty (30) days prior to the effective date of such increase.

The Borrowers shall prepay any Revolving Loans owing by them and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any non-ratable increase in the Revolving Facility pursuant to this Section 2.02(g).

(h) Overadvances.  The Administrative Agent may require the Revolving Lenders to fund Base Rate Loans that cause or constitute an Overadvance and to forbear from requiring the Borrowers to cure an Overadvance, as long as (i) when no other Event of Default is known to the Administrative Agent, as long as the Overadvance is not known by the Administrative Agent to exceed ten percent (10%) of the Borrowing Base and does not continue for more than thirty (30) consecutive days; provided,  that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances.   In no event shall Loans be required that would cause

the Total Revolving Outstandings to exceed the Revolving Commitments.  No funding or sufferance of an Overadvance shall constitute a waiver by the Administrative Agent or Lenders of the Event of Default caused thereby.  No Loan Party shall be a beneficiary of this Section 2.2(h) nor authorized to enforce any of its terms.

(i) Protective Advances.  The Administrative Agent shall be authorized, in its discretion, at any time that any condition in Article IV is not satisfied, to make Base Rate Loans (“Protective Advances”) (A) up to an aggregate amount outstanding (when combined with any Overadvances then outstanding) at any time equal to ten percent (10%) of the Revolving Commitments, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Secured Obligations, as long as such Loans do not cause the Total Revolving Outstandings to exceed the aggregate Revolving Commitments; or (B) to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including interest, costs, fees and expenses.  Revolving Lenders shall participate on a pro rata basis according to the amounts of their respective Commitments in Protective Advances outstanding from time to time.  Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (A) by written notice to the Administrative Agent.  Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.  No funding of a Protective Advance shall constitute a waiver by the Administrative Agent or Lenders of any Event of Default relating thereto.  No Loan Party shall be a beneficiary of this Section 2.2(i) nor authorized to enforce any of its terms.

2.03 Letters of Credit.
(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the any Borrower or any Restricted Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or any Restricted Subsidiary and any drawings thereunder; provided,  that,  after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Line Cap, (y) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit;  provided,  further,  that, after giving effect to all L/C Credit Extensions, the aggregate Outstanding Amount of all L/C Obligations of any L/C Issuer shall not exceed such L/C Issuer’s L/C Commitment.  Each request by the Borrower Agent for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if: (A) subject to Section 2.03(b)(iv), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or (B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if: (A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it; (B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally; (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000; (D) the Letter of Credit is to be denominated in a currency other than Dollars;  (E) any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Revolving Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or (F)  the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B)  the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A)  provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative

Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Agent delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Agent (and, in the case of any Letter of Credit to be issued for a Restricted Subsidiary, by such Restricted Subsidiary if required by the L/C Issuer). Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2)  Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A)  the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H)  such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Agent and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv) If the Borrower Agent so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided,  that,  any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided,  that, the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii),  Section 2.03(a)(iii) or otherwise), or (B) it has received notice (which may by telephone or in writing)  on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension, or (2) from the Administrative Agent, any Revolving Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower Agent and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed (by telephone or in writing);  provided,  that,  the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03(c).

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including:  (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C)  any other occurrence, event or condition, whether or not similar to any of the foregoing; provided,  that, each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower Agent of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C

Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the Facility Termination Date and the termination of this Agreement.

(e) Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers; (v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; (vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable; (vii)  any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Agent’s instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for:  (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided,  that, this assumption is not intended to, and shall not, preclude a  Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e);  provided,  that, anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit),  the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies against any Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.15, with its Applicable Revolving Percentage,  a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the average daily stated amount under such Letter of Credit.  Letter of Credit Fees shall be (i) due and payable on the first day of each April, July, October, and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the average daily stated amount each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee;  Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125%, computed on the average daily stated amount under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the first day of each April, July, October, and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the average daily stated amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account,  the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.04 Swingline Loans.

(a) The Swingline.  Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, may in its sole discretion make loans to the Borrowers (each such loan, a “Swingline Loan”).  Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to a Borrower, in Dollars, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Revolving Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment; provided,  that, (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (B) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (ii) the Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow Swingline Loans under this Section 2.04(a), prepay Swingline Loans under Section 2.05, and reborrow Swingline Loans under this Section 2.04(a).  Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate.  Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures.  Each Swingline Borrowing shall be made upon the Borrower Agent’s irrevocable notice to the Swingline Lender and the Administrative Agent by a Swingline Loan Notice.  Each Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, and (ii) the requested date of the Borrowing (which shall be a Business Day).  Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may make the amount of its Swingline Loan available to the applicable Borrower by crediting the account of the applicable Borrower on the books of the Swingline Lender in immediately available funds.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole discretion may request (and in any event, at least weekly, unless the settlement amount is de minimis), on behalf of the Borrowers (which each hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Revolving Percentage of the amount of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02.  The Swingline Lender shall furnish the Borrower Agent with a copy of the applicable Loan

Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for a Revolving Borrowing of Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B)  the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower Agent of a Loan Notice).  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its sole discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Lenders under this clause shall survive the Facility Termination Date and the termination of this Agreement.

(e) Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans.  Until each Revolving Lender funds its Revolving Loan that is a Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swingline Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
2.05 Prepayments.
(a) Optional.

(i) The Borrowers may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty subject to Section 3.05;  provided,  that,  unless otherwise agreed by the Administrative Agent,  (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof  (or, if less, the entire principal amount thereof then outstanding).  Each Notice of Loan Prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each Notice of Loan Prepayment, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Facility).  If a Notice of Loan Prepayment is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such Notice of Loan Prepayment shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate

Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) The Borrowers may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided,  that,  unless otherwise agreed by the Swingline Lender,  (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding).  Each Notice of Loan Prepayment shall specify the date and amount of such prepayment.  If a Notice of Loan Prepayment is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such Notice of Loan Prepayment shall be due and payable on the date specified therein.  Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory.

(i) Revolving Outstandings.   If for any reason an Overadvance exists, the Borrowers shall immediately prepay Revolving Loans, Swingline Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided,  however,  that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless, after the prepayment of the Revolving Loans and Swingline Loans, the Overadvance continues to exist at such time.  Any Overadvance shall be secured by the Collateral, and entitled to all benefits of the Loan Documents.

(ii) Dispositions and Involuntary Dispositions.   At any time a Dominion Trigger Period is in effect, the Borrowers shall promptly prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds received by any Loan Party or any Restricted Subsidiary from all Dispositions and all Involuntary Dispositions of any Collateral.

(iii) Equity Issuance.  At any time a Dominion Trigger Period is in effect, immediately upon the receipt by any Loan Party or any Restricted Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrowers shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds.

(iv) Debt Issuance.  Immediately upon the receipt by any Loan Party or any Restricted Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrowers shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds.

(v)Application of Payments.  Each prepayment required pursuant to Sections 2.05(b)(ii),  2.05(b)(iii) or 2.05(b)(iv) shall be applied, first, to the Revolving Loans

(without a corresponding permanent reduction of the Revolving Facility), and second, after the outstanding Revolving Loans have been paid in full, to Cash Collateralize the remaining L/C Obligations.  Within the parameters of the applications set forth above, prepayment required pursuant to Sections 2.05(b)(ii),  2.05(b)(iii) or 2.05(b)(iv) shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  All prepayments required pursuant to Sections 2.05(b)(ii),  2.05(b)(iii) or 2.05(b)(iv) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Commitments.

(a) Optional.  The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit; provided,  that, unless otherwise agreed by the Administrative Agent,  (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Line Cap, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Swingline Sublimit.

(b) Mandatory.    If after giving effect to any reduction or termination of Revolving Facility under Section 2.06(a),  the Letter of Credit Sublimit or the Swingline Sublimit exceeds the Line Cap at such time, the Letter of Credit Sublimit or the Swingline Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees.    The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swingline Sublimit or the Revolving Facility under this Section 2.06.   Upon any reduction of the Revolving Facility, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount.  All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans.
(a) [Reserved].
(b) Revolving Loans. The Borrowers shall repay to the Revolving Lenders on the last day of the Availability Period the aggregate principal amount of all Revolving Loans outstanding on such date.

(c) Swingline Loans.  The Borrowers shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swingline Loan is made, and (ii) on the last day of the Availability Period.

(d) Notwithstanding clauses (b) and (c) above, during any Dominion Trigger Period, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day.  Any resulting credit balance shall not accrue interest in favor of the Borrowers and shall be made available to the Borrowers as long as no Default or Event of Default exists.

2.08 Interest and Default Rate.

(a) Interest.  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate;  (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii)  each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.    To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b) Default Rate.

(i) If (A) any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or (B) any Event of Default pursuant to Sections 8.01(f) or (g) exists, in either case, all outstanding Obligations (including Letter of Credit Fees) shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If (A) any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or (B) any Event of Default exists, the, in either case, upon the request of the Required Lenders, all outstanding Obligations (including Letter of Credit Fees) shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in Section 2.03:

(a) Commitment Fee.  The Borrowers shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee (the “Commitment Fee”)  equal to the Commitment Fee Rate times the average daily amount by which the Revolving Facility exceeds an amount equal to the sum of (i) the Outstanding Amount of Revolving Loans,  plus (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.  For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Facility for purposes of determining the Commitment Fee.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first day of each April,  July,  October and January, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee shall be calculated quarterly in arrears.

(b) Other Fees.

(i) The Borrowers shall pay to the Administrative Agent, for the account of the Administrative Agent,  Bank of America,  and the Lenders,  fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Arrangers (other than Bank of America) such fees as shall have been separately agreed upon in writing between the Borrowers and such Arrangers, in the amounts and at the times so agreed.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided,  that,  any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) Maintenance of Accounts.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Maintenance of Records.  In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) (i)General.  All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein,  all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to Section 2.07(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii)Unless payment is otherwise made by the Borrowers, the becoming due of any Secured Obligation (whether principal, interest, fees or other charges, including L/C Obligations, Cash Collateral and Additional Secured Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation.  In addition, Administrative Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Administrative Agent or any of its Affiliates.

(b) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B)  in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.   If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i) Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans, and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing (other than Swingline Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Section 2.03 or Section 2.09 shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrowers shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrowers shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to  (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to  (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be;  provided,  that: (1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (2) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 2.05 or Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest.  The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America.  The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Agreement in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))), or (ii)  the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided,  that, (A)  any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders,”  “Supermajority Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14;  fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14;  sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided,  that,  if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(v).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Letter of Credit Fees.   Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) Defaulting Lender Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s  Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (B) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, the Swingline Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided,  that,  no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided,  further, that,  except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 One Obligation.

The Loans, L/C Obligations and other Obligations constitute one general obligation of Borrowers and all Secured Obligations are secured by the Administrative Agent’s Lien on all Collateral; provided,  that the Administrative Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Secured Obligations jointly or severally owed by such Borrower.

2.17 Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Administrative Agent and Lenders the prompt payment and performance of, all Secured Obligations, except its Excluded Swap Obligations.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Facility Termination Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Secured Obligations or Loan Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Administrative Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Secured Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Loan Party; (v) any election by the Administrative Agent or any Lender in an proceeding under any Debtor Relief Law for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of the Administrative Agent or any Lender against any Loan Party for the repayment of any Secured Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except the occurrence of the Facility Termination Date.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Administrative Agent or Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Secured Obligations before, or as a condition to, proceeding against such Borrower.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than the indefeasible payment in full in cash of the Secured Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Secured Obligations as long as it is a Borrower.  It is agreed among each Borrower, the Administrative Agent and Lenders that the provisions of this Section 2.16 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) The Administrative Agent and Lenders may, in their sole discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Property by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 2.16.  If, in taking any action in connection with the exercise of any rights or remedies, the Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Secured Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Secured Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  The Administrative Agent may bid Secured Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by the Administrative Agent but shall be credited against the Secured Obligations.  The amount of the successful bid at any such sale, whether the Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Secured Obligations shall be conclusively deemed to be the amount of the Secured Obligations guaranteed under this Section 2.16, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.16 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(ii) If any Borrower makes a payment under this Section 2.16 of any Secured Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Secured Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.16 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii) Section 2.16(c)(i) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), L/C Obligations relating to Letters of Credit issued to support its business, Additional Secured Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Secured Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  The Administrative Agent and Lenders shall have the right, at any time in their sole discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(iv) Each Loan Party that is a Qualified ECP Guarantor when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 2.16 voidable under any applicable fraudulent transfer or conveyance act).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Facility Termination Date.  Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

(d) Joint Enterprise.  Each Borrower has requested that the Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group.  Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage.  Borrowers acknowledge that the Administrative Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(e) Subordination.  Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the indefeasible payment in full in cash of its Secured Obligations.

2.18 Effect of Termination.

On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Cash Management Bank may terminate its Secured Cash Management Agreements.  Until the Facility Termination Date and payment in full of any Additional Secured Obligations, all undertakings of the Loan Parties contained in the Loan Documents shall continue, and the Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.  The Administrative Agent shall not be required to terminate its Liens unless the Facility Termination Date has occurred,  payment in full of any Additional Secured Obligations has occurred, and the Administrative Agent has received Cash Collateral or a written agreement, in each case satisfactory to it, protecting the Administrative Agent and Lenders from dishonor or return of any payment item previously applied to the Secured Obligations.  Sections 2.03,  3.01,  3.03,  3.04,  3.05,  11.04, and 11.05, this Section, Article IX and each indemnity or waiver given by a Loan Party or Lender in any Loan Document, shall survive any assignment by the Administrative Agent, any L/C Issuer or any Lender of rights or obligations hereunder, termination of any or all Commitments, and any repayment, satisfaction, discharge or payment of full of any or all of the Secured Obligations.

Article III TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e).

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A)  the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e),  (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B)  such Loan

Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of Section 3.01(a), the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii).

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register, and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 3.01(c)(ii).

(d) Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A),  (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided,  that,  if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund);  provided,  that, each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the Facility Termination Date, and the termination of this Agreement.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate,  in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i)  the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i),  “Impacted Loans”), or (ii) the Administrative Agent or the Appropriate Lenders determine that for any reason Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (1) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (2) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Appropriate Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 3.03(a)(i), the Administrative Agent, in consultation with the Borrowers and the Appropriate Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under Section 3.03(a)(i), (ii) the Administrative Agent or the Appropriate Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.
3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d)) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or Section 3.04(b) and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan;  provided,  that, the Borrowers shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e) Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation;  provided,  that, the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Agent; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower Agent, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i)  would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 11.13.

3.07 LIBOR Successor Rate.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Agent or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower Agent) that the Borrowers or the Required Lenders (as applicable) have determined, that: (a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans,  provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or (c) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.07, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR; then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks,  which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated  (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment.  Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower Agent and each Lender.  Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (ii) the Eurodollar Rate component of the Base Rate shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (ii)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

3.08 Survival.

All of each Borrower’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the Facility Termination Date, and the termination of this Agreement.

Article IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions to Effectiveness and Obligation to Make Initial Credit Extension.

The effectiveness of this Agreement and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement; Loan Documents.  The Administrative Agent shall have received (i) counterparts to this Agreement executed by (A) a Responsible Officer of each Loan Party, and (B) each Lender, and (ii) counterparts of each other Loan Document to be executed on the Closing Date, executed by a Responsible Officer of each Loan Party.

(b) Organization Documents, Resolutions, Etc.  The Administrative Agent shall have received the following, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel: (i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization and certified by a Responsible Officer of such Loan Party to be true and correct as of the Closing Date; (ii) such certificates of resolutions or other action, incumbency certificates, and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization.

(c) Legal Opinions of Counsel.  The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(d) Financial Statements.  The Administrative Agent shall have received copies of (i) the Audited Financial Statements; (ii) unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended September 30, 2019, including balance sheets and consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows (the “Interim Financial Statements”); and (iii) an annual business plan and budget of the Company and its Subsidiaries, including forecasts prepared by management of the Company, of Consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries, on a quarterly basis through the period ending December 31, 2020, and an annual basis thereafter through December 31, 2024.

(e) No Material Adverse Effect.  Since December 31, 2018, there shall not have occurred any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) (A) searches of UCC filings in the jurisdiction of organization of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens, and (B) tax lien and judgment searches;

(ii) searches of ownership of Intellectual Property of each Loan Party in the United States Copyright Office and the United States Patent and Trademark Office and duly executed notices of grant of security interest in the form required by the Collateral Documents as are necessary, in the Administrative Agent’s  sole discretion, to perfect the Administrative Agent’s security interest in the Intellectual Property of each Loan Party;

(iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) to the extent required to be delivered pursuant to the terms of the Collateral Documents, stock, equity, share or membership certificates and endorsements of, or notations on, such certificates evidencing Equity Interests pledged pursuant to the terms of the Collateral Documents, together with undated stock or transfer powers duly executed in blank;

(v) to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral; and

(vi) a Qualifying Control Agreement for each securities account set forth on Schedule 5.20(c) (other than Excluded Accounts) duly executed by the applicable Loan Party and the securities intermediary at which such account is maintained;

(g) Liability, Casualty, Property and Business Interruption Insurance.  The Administrative Agent shall have received certificates of insurance evidencing liability, casualty, property, and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Administrative Agent.

(h) Solvency Certificate.  The Administrative Agent shall have received a Solvency Certificate signed by the Chief Financial Officer of the Borrower Agent (or such other Responsible Officer of the Borrower Agent as is acceptable to the Administrative Agent) as to the solvency of the Borrowers and their Restricted Subsidiaries, on a Consolidated basis after giving effect to the Closing Date Transactions.

(i) No Litigation.  There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(j) Consents.  All Board of Director, governmental, shareholder and material third party consents and approvals necessary in connection with the Closing Date Transactions or the Loan Documents shall have been obtained and shall be in full force and effect.

(k) Availability. The Administrative Agent shall have received a Borrowing Base Report as of December 31, 2019.  Upon giving effect to the initial Credit Extensions, the Existing Letters of Credit (which shall be deemed to have been issued pursuant to this Agreement), and the payment by the Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $65,000,000.

(l) Officer’s Certificate.  The Administrative Agent shall have received a certificate signed by the Chief Financial Officer of the Borrower Agent (or such other Responsible Officer of the Borrower Agent as is acceptable to the Administrative Agent) certifying that the conditions specified in Sections 4.01(e),  (i) and (j) and Sections 4.02(a) and (b) have been satisfied.

(m) Repayment of Existing Indebtedness.  All of the existing Indebtedness of the Company and its Restricted Subsidiaries (including all Indebtedness arising under the Existing Loan Agreement), other than Permitted Indebtedness, shall be repaid in full and all commitments related thereto shall be terminated, in each case substantially concurrently with the funding of the initial Credit Extensions on the Closing Date.

(n) Due Diligence; PATRIOT Act.  The Administrative Agent and the Lenders shall have completed a due diligence investigation of the Company and its Subsidiaries, in scope, and with results, reasonably satisfactory to the Administrative Agent and the Lenders, including, OFAC, the United States Foreign Corrupt Practices Act of 1977 and “know your customer” due diligence.  The Loan Parties shall have provided to the Administrative Agent and the Lenders (i) the documentation and other customary information reasonably requested by the Administrative Agent and the Lenders in order to comply with applicable law, including the PATRIOT Act, and (ii) at least five days prior to the Closing Date, if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company.

(o) Fees and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received any fees and expenses required to be paid on or before the Closing Date.

(p) Attorney Costs.  The Borrowers shall have paid all out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the Closing Date (or such shorter period of time as is acceptable to the Borrowers), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided,  that, such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) Representations and Warranties.  The representations and warranties of each Loan Party contained in this Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 4.02(a), the representations and warranties contained in Sections 5.05(a),  (b), and (d) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a),  Section 6.01(b), or Section 6.01(c), as applicable.

(b) Default or Event of Default. No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Request for Credit Extension.  The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01 Existence, Qualification and Power.

Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (except with respect to any conflict, breach or contravention or payment (but not creation of Liens) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect), or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents.

(a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (A) authorizations, approvals, actions, notices and filings which have been duly obtained, and (B) filings to perfect the Liens created by the Collateral Documents.

(b) Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and its Restricted Subsidiaries has, is in compliance with, and is in good standing with respect to, all approvals of any Governmental Authority necessary to conduct its business and to own, lease and operate its assets and properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and the Loan Parties and their Restricted Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) Audited Financial Statements.  The Audited Financial Statements (i)  were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii)  show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Interim Financial Statements.  The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Material Adverse Effect.  Since December 31, 2018,  there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Annual Business Plan and Budget.  The annual business plan and budget of the Company and its Subsidiaries delivered pursuant to Section 4.01(d)(iii) was prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by management of the Company to be reasonable in light of the conditions existing at the time that such annual business plan and budget were prepared, and represented, at the time of such preparation, the Company’s reasonable estimate of its future financial condition and performance.

5.06 Litigation.

As of the Closing Date, the Loan Parties have disclosed to the Administrative Agent all actions, suits, or proceedings to which a Loan Party or any Restricted Subsidiary is a party involving a claim in excess of $5,000,000.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Restricted Subsidiary or against any of their properties or revenues that,  (a) as of the Closing Date, purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

No Loan Party nor any Restricted Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the Closing Date Transactions.

5.08 Ownership of Property.

Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all of their real property necessary in the ordinary conduct of its business, including all property reflected in any financial statements delivered to the Administrative Agent or Lenders, in each case free of Liens except Permitted Liens.

5.09 Environmental Compliance.

(a) The Loan Parties and their respective Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither any Loan Party nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any

Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Except as disclosed on Schedule 5.09(c), as of the Closing Date, and thereafter, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no Loan Party’s or Restricted Subsidiary’s past or present operations, Real Property or other properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, Hazardous Material or environmental clean-up.  No Loan Party or Restricted Subsidiary has received any notice from any Governmental Authority with respect to any Environmental Liability or violation of Environmental Laws that could reasonably be expected to result in a Material Adverse Effect.  No Loan Party or Restricted Subsidiary has any contingent liability with respect to any environmental pollution or hazardous material on any Real Property now or previously owned, leased or operated by it, which, in each case, reasonably could be expected to result in a Material Adverse Effect.

5.10 Insurance.

The properties of the Borrowers and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies (including Captive Insurance Subsidiaries), in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Restricted Subsidiary operates.  The general liability, casualty, property and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11 Taxes.

Each Loan Party and its Restricted Subsidiaries have filed all federal, material state and other material tax returns and reports required to be filed, and have paid all federal, material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Restricted Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to any Borrower or any Restricted Subsidiary.

5.12 ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, except for non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan;  (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) As of the Closing Date, no Loan Party is (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (iv) a “governmental plan” within the meaning of ERISA.

5.13 Margin Regulations; Investment Company Act.

(a) Margin Regulations.  No Loan Party is engaged and nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Investment Company Act.  None of the Borrowers, any Person Controlling any Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure.

The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Loan Parties or any of their Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Closing Date Transactions or any other transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided,  that,  (i) with respect to projected financial information and other forward-looking information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such information is subject to inherent uncertainties and contingencies which may be outside the control of any Loan Party and that no assurance can be given that any such projected financial information will be realized), and (ii) no representation or warranty is made with respect to information of a general economic or industry-specific nature.

5.15 Compliance with Laws.

Each Loan Party and each Restricted Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Loan Party or Restricted Subsidiary has received any citations, notices or orders of noncompliance under any Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.16 Solvency.

(a) The fair value of the assets of the Loan Parties, on a Consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, on a Consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, on a Consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, on a Consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Closing Date.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

5.17 Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Sanctions Concerns and Anti-Corruption Laws.

(a) Sanctions Concerns.   No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction (any such individual or entity, a “Sanctioned Person”).  No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof (iii) has any assets located in any Designated Jurisdictions, or (iv) derives revenues from investments in, or transactions with Sanctioned Persons or Designated Jurisdictions.

(b) Anti-Corruption Laws.  The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with (i) the United States Foreign Corrupt Practices Act of 1977, (ii) as applicable, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions,  and (iii) all applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto (collectively, “Anti-Corruption Laws”).

(c) Compliance Procedures.  Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions and Anti-Corruption Laws.

(d) Use of Proceeds.  No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Designated Jurisdiction, or otherwise used in any manner that would result in a violation of any Sanction or Anti-Corruption Law by any Person (including any Lender, any Affiliate of a Lender, or other individual or entity participating in any transaction).

5.19 Subsidiaries; Equity Interests; Loan Parties.

(a) Subsidiaries, Joint Ventures, Partnerships and Equity Investments.  Set forth on Schedule 5.19(a) is a complete and accurate list as of the Closing Date of: (i)  all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties (and, with respect to each Subsidiary, an indication as to whether such Subsidiary is a Restricted Subsidiary, an Unrestricted Subsidiary, and/or an Excluded Subsidiary (and, if so, the type (i.e. CFC Holdco) of such Excluded Subsidiary));  (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding;  (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries; and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).  The outstanding Equity Interests in all Restricted Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Borrower or any Restricted Subsidiary, except as contemplated in connection with the Loan Documents.

(b) Loan Parties.  Set forth on Schedule 5.19(b) is a complete and accurate list as of the Closing Date of each Loan Party’s: (i) exact legal name;  (ii) former legal names in the twelve (12) months prior to the Closing Date, if any; (iii) jurisdiction of its organization; (iv) address of its chief executive office (and address of its principal place of business if different than its chief executive office address); (v) U.S. federal taxpayer identification number; and (vi) organization identification number.

(c) Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
5.20 Collateral Representations.

(a) Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings and other actions completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(b) Intellectual Property.  Set forth on Schedule 5.20(b), as of the Closing Date, is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date.  Except for such claims and infringements that would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Loan Party know of any such claim, and the use of any Intellectual Property by any Loan Party or any of its Restricted Subsidiaries or the granting of a right or a license in respect of any Intellectual Property from any Loan Party or any of its Restricted Subsidiaries does not infringe on the rights of any Person.  As of the Closing Date, none of the Intellectual Property owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement (other than non-exclusive outbound licenses entered into in the ordinary course of business) except as set forth on Schedule 5.20(b).

(c) Deposit Accounts and Securities Accounts.  Set forth on Schedule 5.20(c), as of the Closing Date, is a description of all deposit accounts and securities accounts of the Loan Parties maintained in the United States, including the name of (i) the applicable Loan Party, (ii) in the case of a deposit account, the depository institution and whether such account is an Excluded Account, and (iii) in the case of a securities account, the securities intermediary or issuer and the average aggregate daily market value (as of the close of business) held in such securities account and whether such account in an Excluded Account, as applicable.

(d) Real Property.  Set forth on Schedule 5.20(d), as of the Closing Date, is a list of all Real Property located in the United States that is owned or leased by any Loan Party (in each case, including (i) the name of the Loan Party owning (or leasing) such property, (ii) the property address, (iii) the city, county, state and zip code which such property is located,  and (iv) a designation as to whether such real property is intended to be considered as Eligible Mortgaged Property or is Excluded Property.

(e) Accounts.  The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Borrowers with respect thereto.  Each Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Report, that:

(i) it is genuine and in all respects what it purports to be;

(ii) it arises out of a completed, bona fide sale and delivery of goods or providing of services in the ordinary course of business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(iii) once billed, it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to the Administrative Agent on request;

(iv) it is not subject to any offset, Lien (other than the Administrative Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the ordinary course of business and disclosed to the Administrative Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(v) no purchase order, agreement, document or Laws restricts assignment of the Account to the Administrative Agent (regardless of whether, under the UCC, the restriction is ineffective), and a Borrower is the sole payee or remittance party shown on the invoice;

(vi) no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except (i) discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Administrative Agent hereunder and as disclosed in such Borrowing Base Report, and (ii) reissuances and rebillings done in the ordinary course of business; and

(vii) to such Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet such Borrower’s customary credit standards, is solvent, is not contemplating or subject to a proceeding under any Debtor Relief Law, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

(f) People’s Capital.  No Loan Party has granted any Lien to People’s Capital other than the liens granted on equipment financed by People’s Capital pursuant to that certain Master Equipment Lease Agreement No. 2716 (Operating), dated April 25, 2011, by and between People’s Capital, as lessor, and Xpress Leasing, as lessee (collectively, the “People’s Master Lease Agreement”).

5.21 Regulation H.

No Eligible Mortgaged Property is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Eligible Mortgaged Property is a Flood Hazard Property, and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) such other flood hazard determination forms, notices and confirmations thereof as reasonably requested by the Administrative Agent, and (c) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance compliance as required by the Flood Laws and otherwise satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders.  All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

5.22 EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

5.23 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Borrower or any Restricted Subsidiary as of the Closing Date.  No Borrower nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

5.24 Surety Obligations.

Other than Indebtedness arising under a Guarantee that is permitted hereunder, as of the Closing Date, no Loan Party or Restricted Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person.

Article VI AFFIRMATIVE COVENANTS
6.01 Financial Statements.

The Loan Parties shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) Audited Financial Statements.  As soon as available, but in any event within one hundred twenty  (120) days after the end of each fiscal year of the Borrowers (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)),  a Consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing,  which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Borrowers (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a Consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP,  certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Business Plan and Budget.  As soon as available, but in any event no later than thirty (30) days after the beginning of each fiscal year of the Company, an annual business plan and budget of the Company and its Subsidiaries, including forecasts prepared by management of the Company, of Consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a quarterly basis for such fiscal year.

(d) Unrestricted Subsidiaries.  If any Borrower designates any of its Subsidiaries as an Unrestricted Subsidiary, the Company shall deliver concurrently with the delivery of (i) any financial statements pursuant to Section 6.01(a) or 6.01(b), the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements and (ii) any business plan and budget, such information reflecting the adjustments necessary to eliminate the results from operations attributable to such Unrestricted Subsidiaries.

6.02 Certificates; Other Information.

The Loan Parties shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) Borrowing Base Reports.  By the twentieth (20th) day of each month (and,  in addition, during a Reporting Trigger Period, by Wednesday of each week), the Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous month (and week, as applicable).  All information (including calculation of Availability) in a Borrowing Base Report shall be certified by the Borrowers.  The Administrative Agent may from time to time adjust such report (a) to reflect the Administrative Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent any information or calculation does not comply with this Agreement.

(b) Schedules of Accounts. The Borrowers shall provide to the Administrative Agent, on or before the twentieth (20th) day of each month (or, during a Reporting Trigger Period, by Wednesday of each week), a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, invoice date and due date, a summary aging of the Borrowers’ Unbilled Accounts (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting) and other information as the Administrative Agent may reasonably request.

(c) Revenue Equipment Reports.  By the twentieth (20th) day of each month (or, during the continuance of an Event of Default, more frequently (but not more frequently than concurrently with delivery of the Borrowing Base Report)  as requested by the Administrative Agent), the Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to Lenders) a duly completed Revenue Equipment Report signed by a Responsible Officer of the Borrowers.

(d) Compliance Certificates.  Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower Agent, including (A) a certification that no Default has occurred and is continuing (or, if a Default has occurred and is continuing, describing the nature and status of each such Default and actions that have been taken or are proposed to be taken to cure such Default), (B) a calculation of (and, if a Financial Covenant Trigger Period is in effect, a certification of compliance with) the financial covenants set forth in Section 7.11 for the period covered by the Compliance Certificate, and (C) a listing of (1) all applications with the United States Patent and Trademark Office or the United States Copyright Office by any Loan Party, if any, for any Intellectual Property made since the date of the prior Compliance Certificate (or, in the case of the first Compliance Certificate delivered pursuant hereto, since the Closing Date), (2) all issuances of registrations or letters on existing applications with the United States Patent and Trademark Office or the United States Copyright Office by any Loan Party, if any, for any Intellectual Property received since the date of the prior Compliance Certificate (or, in the case of the first Compliance Certificate delivered pursuant hereto, since the Closing Date), and (3) all licenses relating to any Intellectual Property registered with the United States Patent and Trademark Office or the United States Copyright Office entered into by any Loan Party since the date of the prior Compliance Certificate (or, in the case of the first Compliance Certificate delivered pursuant hereto, since the Closing Date).

(e) Annual Reports; Etc.  Promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto. As to any information contained in materials furnished pursuant to this Section 6.02(e), the Loan Parties shall not be separately required to furnish such information under Section 6.01(a) and (b), but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

(f) SEC Notices.  Promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower or any Restricted Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Borrower or any Restricted Subsidiary.

(g) Know Your Customer Information.  Promptly upon request by the Administrative Agent or any Lender, such other information and documentation required by bank regulatory authorities under applicable laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (including any applicable “know your customer” rules and regulations and the PATRIOT Act).

(h) Management Letters. Concurrently with delivery of financial statements under Section 6.01(a), copies of all management letters and other material reports submitted to any Borrower by its accountants in connection with such financial statements.

(i) Trade Payables.  Concurrently with the delivery of the Borrowing Base Report, a listing of each Loan Party’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to the Administrative Agent.

(j) Additional Information.  Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at the website address listed on Schedule 1.01(a); or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which each Lender and the

Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent (including on EDGAR at www.sec.gov or another successor government website that is freely and readily available)); provided that the Borrowers  shall deliver electronic versions by e-mail, of such documents to the Administrative Agent or any Lender upon its request until a written request to cease delivering electronic versions by e-mail is given by the Administrative Agent or such Lender.  The Administrative Agent shall have no obligation to request the delivery of electronic copies or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.  Unless the Administrative Agent requests executed originals, delivery of any Schedule of Accounts, Revenue Equipment Report or Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

Each Borrower hereby acknowledges that (1) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”), and (2) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided,  that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices.

The Loan Parties shall promptly notify the Administrative Agent of:

(a) the occurrence of any Default;
(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event;
(d) the occurrence of any event for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b);
(e) any judgment in an amount exceeding $10,000,000;

(f) any material change in accounting policies or financial reporting practices by any Borrower or any Restricted Subsidiary;
(g) the discharge of or any withdrawal or resignation by any Borrower’s independent accountants;
(h) the entry by a Borrower into any contract or agreement in respect of a new Receivables Purchase Program; or
(i) any opening of a new office or place of business where Accounts will be billed or collected, or where other Collateral is located, no later than thirty (30) days after such opening.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to:

(a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or Section 7.05.

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06 Maintenance of Properties.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to:

(a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) use, store and maintain all of its Rolling Stock with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws in all material respects.

6.07 Insurance.

(a) Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies (including any Captive Insurance Subsidiaries), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the requirements of this Agreement) as are customarily carried under similar circumstances by such other Persons, including flood hazard insurance on all Eligible Mortgaged Property that are Flood Hazard Properties, on such terms and in such amounts in accordance with the Flood Laws or as otherwise reasonably satisfactory to all Lenders.  Without limiting the foregoing, such insurance shall cover (i) with respect to the Collateral and other personal property, casualty, hazard, theft, malicious mischief, and flood, (ii) with respect to the properties and business of the Loan Parties, product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance, and (iii) business interruption insurance in an amount not less than $18,500,000, with deductibles and subject to an endorsement or assignment reasonably satisfactory to the Administrative Agent.  From time to time upon request, the Loan Parties shall deliver to the Administrative Agent copies of its insurance policies and updated flood plain searches.

(b) Evidence of Insurance.  Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, (i) cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or at the Administrative Agent’s request,  additional insured, with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, (in each case pursuant to an endorsement in form and substance satisfactory to the Administrative Agent) and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums), (ii) annually, upon expiration of current insurance coverage, provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as required by the Administrative Agent, including, but not limited to, (A) evidence of such insurance policies (including, as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), and (B) endorsements meeting the requirements of Section 6.07(b)(i).

(c) Redesignation. Each Loan Party shall promptly notify the Administrative Agent of any Eligible Mortgaged Property that is, or becomes, a Flood Hazard Property.

(d) Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by the

Loan Parties and their Restricted Subsidiaries.  The Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Loan Parties’ sole risk.

(e) Failure to Obtain Insurance; Settlement of Claims.  If any Loan Party or Restricted Subsidiary fails to provide and pay for any insurance, the Administrative Agent may, in its sole discretion, procure the insurance and charge the Borrowers therefor.  Each Loan Party agrees to deliver to the Administrative Agent, promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, the Loan Parties and each of their Restricted Subsidiaries may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Administrative Agent, but only if such proceeds are related to Collateral and a Dominion Trigger Period is in effect.  At the Administrative Agent’s election at any time an Event of Default exists, only the Administrative Agent may settle, adjust and compromise such claims.

6.08 Compliance with Laws.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b)  the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to,  maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights and Appraisals; Annual Lender Call.

(a) Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect and/or appraise any of its properties,  to inspect, examine and audit its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (it being understood and agreed that, unless an Event of Default exists, representatives of the Borrowers may be present at or participate in such discussions), all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower Agent.  Neither the Administrative Agent nor any Lender shall have any duty to any Loan Party or Restricted Subsidiary to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party or Restricted Subsidiary.  The Loan Parties acknowledge that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Loan Parties shall not be entitled to rely upon them.  Notwithstanding anything to the contrary in this Section 6.10(a), (i) no Loan Party shall be required to assemble any Rolling Stock in connection with any such inspection conducted pursuant to this Section 6.10(a), and (ii) no Loan Party shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (A) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law or any binding agreement (it being understood and agreed that in the case of any prohibition under any binding agreement, such Loan Party shall use commercially reasonable efforts to obtain any waivers necessary to enable the disclosure, inspection, examination, or discussion of such document, information or other matter), or (B) is subject to attorney-client or similar privilege or constitutes attorney work product (it being understood and agreed that such Loan Party shall notify the Administrative Agent as to the scope of the information that is not being provided because of such attorney-client (or similar) privilege or exception);  provided,  that, in no event shall the limitations in disclosure in the foregoing clauses (A) and (B) apply with respect to any information requested by the Administrative Agent or any Lender regarding any Eligible Accounts, Eligible Revenue Equipment or Eligible Mortgaged Property.

(b) The Borrowers shall reimburse the Administrative Agent for all charges, costs and expenses of the Administrative Agent in connection with (i) examinations of any Loan Party’s or Restricted Subsidiary’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate, up to one time per Loan Year; provided, however, that at any time a Collateral Monitoring Trigger Period exists, the Administrative Agent may elect to conduct one additional examination during the following twelve month period and all reasonable out-of-pocket charges, costs and expenses relating thereto shall be reimbursed by the Borrowers without regard to such limits; and (ii) appraisals of Equipment up to two times per Loan Year; provided, however, that if at any time a Collateral Monitoring Trigger Period exists, the Administrative Agent may elect to conduct one additional appraisal of Equipment during the following twelve month period and all reasonable out-of-pocket charges, costs, and expenses relating thereto shall be reimbursed by the Borrowers without regard to such limits; and provided, further, that with respect to any examination, audit or appraisal initiated by the Administrative Agent during the continuance of an Event of Default, all reasonable out-of-pocket charges, costs and expenses relating thereto shall be reimbursed by the Borrowers without regard to such limits.  Each Borrower agrees to pay the Administrative Agent’s then standard charges for examination activities, including charges for the Administrative Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

(c) The Company shall, in connection with the delivery of the annual business plan and budget required pursuant to Section 6.01(c), (i) hold a conference call with the Lenders on which the Lenders shall be permitted to ask questions of management of the Company, and (ii) no fewer than five (5) Business Days prior to the date of any such conference call, give notice to the Administrative Agent of such conference call, including the time and date of such conference call and information on how such conference call may be accessed by the Lenders.

6.11 Use of Proceeds.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, use the proceeds of the Credit Extensions (a) to finance working capital and Capital Expenditures, (b) to repay certain existing Indebtedness, and (c) for other general corporate purposes; provided,  that, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or any Loan Document.

6.12 Covenant to Guarantee Obligations.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, within thirty (30) days (or such longer period of time as is agreed to by the Administrative Agent in its sole discretion) after the acquisition or formation of any Subsidiary (with the designation of an Unrestricted Subsidiary as a

Restricted Subsidiary being deemed to be an acquisition of a Subsidiary for purposes of this Section 6.12), cause such Person (other than any Excluded Subsidiary) to become a Guarantor hereunder by way of execution of a Joinder Agreement and, in connection with the foregoing, deliver to the Administrative Agent, with respect to each new Guarantor, substantially the same documentation required pursuant to Sections 4.01(b),  (f),  (g),  (l),  and (n),  Section 6.13, and, to the extent requested by the Administrative Agent, customary opinions of counsel to such Person, and such other deliveries reasonably deemed necessary in connection therewith, all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13 Covenant to Give Security.

(a) Equity Interests.  Except with respect to Excluded Property, each Loan Party shall cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests directly owned by such Loan Party in each of its Domestic Subsidiaries (other than any CFC Holdco), and (ii) sixty-six percent (66%) (or such greater percentage that (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary or such CFC Holdco as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s or such CFC Holdco’s United States parent, and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)), in each case, directly owned by such Loan Party in each of its Foreign Subsidiaries and each of its CFC Holdcos, in each case, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with, to the extent requested by the Administrative Agent, opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent.

(b) Other Property.  Except with respect to Excluded Property and subject to the perfection actions set forth in Section 6.20(a), each Loan Party shall cause all property of such Loan Party to be subject at all times to first priority (subject to Permitted Liens), perfected Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Secured Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Mortgaged Property Support Documents and, to the extent reasonably requested by the Administrative Agent, favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent;

(c) Lien Waivers.    In the case of each Real Property location leased by a Loan Party,  where (i) such Loan Party maintains any books and records (electronic or otherwise), or (ii) any personal property Collateral (other than Rolling Stock) is located with a value in excess of $2,000,000, in either case, such Loan Party shall, upon request of the Administrative Agent, deliver to the Administrative Agent Lien Waivers with respect to each such location to the extent such Loan Party is able to obtain Lien Waivers after using commercially reasonable efforts, it being understood that the Administrative Agent may implement a Rent and Charges Reserve against the Borrowing Base in accordance with this Agreement for any location for which a Lien Waiver has not been delivered to the Administrative Agent.  Without limiting the foregoing, upon request, Loan Parties will provide to the Administrative Agent with copies of any material agreements between a

Loan Party and any landlord, warehouseman, or bailee (but in no case to include a shipper or other customer, truck, fueling, or rest stop, or drop lot in the ordinary course of business) with whom any material Collateral is kept.

(d) Qualifying Control Agreements.   No Loan Party shall maintain any deposit accounts or securities accounts other than (i) Excluded Accounts, (ii) subject to Section 6.22,  deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement (other than those in existence on the Closing Date, unless requested by the Administrative Agent), and (iii) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement.

(e) Further Assurances.  At any time upon request of the Administrative Agent, each Loan Party shall promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws.

6.14 Further Assurances.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

6.15 Cash Management Relationship; Dominion Accounts.

(a) Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, (i) no later than one-hundred eighty (180) days after the Closing Date, have substantially initiated the establishment of its primary cash management relationship with Bank of America or another Lender or one or more of its Affiliates and (ii) no later than two-hundred seventy (270) days after the Closing Date, establish and maintain its primary cash management relationship with any of such Lenders.  For the avoidance of doubt, no credit cards, purchase cards, or similar services are required to be maintained with Bank of America, a Lender, or one or more of their respective Affiliates.

(b) Each Borrower shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to the Administrative Agent.  Each Borrower shall obtain an agreement (in form and substance satisfactory to the Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing the Administrative Agent’s control over and Lien in such lockbox or Dominion Account (which may be exercised by the Administrative Agent only during a Dominion Trigger Period) requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges.  If a Dominion Account is not maintained with Bank of America, the Administrative Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America.  The Administrative Agent and Lenders assume no responsibility to any Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any payment items accepted by any bank.

(c) Each Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  If any Borrower or any other Loan Party receives cash or payment items with respect to any Collateral, it shall hold same in trust for the Administrative Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

6.16 Compliance with Terms of Leaseholds.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, (a) make all payments and otherwise perform all obligations in respect of all leases of real property to which such Loan Party or such Restricted Subsidiary is a party, (b) except in connection with Permitted Dispositions, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, and (c) notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default; except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17 Compliance with Contractual Obligations.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, (a) perform and observe all the terms and provisions of each Contractual Obligation to be performed or observed by it, (b) maintain each Contractual Obligation in full force and effect, and (c) enforce each Contractual Obligation in accordance with its terms; except, in each case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18 Compliance with Environmental Laws.

Except in each case as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, (a) comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws  (provided,  that, that no Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP).

6.19 Anti-Corruption Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct its business in compliance with all applicable Sanctions and, in all material respects, all Anti-Corruption Laws.  Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions and Anti-Corruption Laws.

6.20 Revenue Equipment Collateral.

(a) Perfection Actions.  With respect to any Revenue Equipment that is subject to a Certificate of Title that (x) is to be included in the Borrowing Base or (y)  which is not subject to a Permitted Revenue Equipment Financing within one hundred eighty (180) days after the later of the Closing Date and the date of acquisition of such Revenue Equipment,  the Loan Parties shall promptly take (or shall have caused to be taken), (A)  all necessary actions (including all Revenue Equipment Perfection Actions) to perfect the first-priority Lien of the Administrative Agent in such Revenue Equipment, and deliver all other necessary documentation required by the applicable Governmental Authority to cause such Certificate of Title to reflect the applicable Loan Party as the sole owner of such Collateral and the Administrative Agent as the first priority secured party with respect to such Collateral (collectively, the “Required Title Documentation”) and  (B) all other steps in the applicable Loan Party’s control necessary for the Title Filing Office to process the Required Title Documentation with such Governmental Authority;  provided,  that, the Borrowers shall not be required to comply with this Section 6.20(a) with respect to any Certificate of Title for any trailer with a model year of 2010 or earlier, which shall increase by one (1) year for each completed Loan Year, or earlier unless such trailer is to be included in the Borrowing Base.

(b) Certificates of Title.  With respect to any Certificates of Title noting the Administrative Agent’s Lien that are in the possession of a Loan Party, such Loan Party shall (i) maintain such Certificates of Title at a location disclosed to the Administrative Agent, (ii) store such Certificates of Title in a secure, fire-proof location at such location, and  (iii) restrict access to such Certificates of Title to the individuals holding the following positions:  Senior Vice President Corporate Finance, Director of Finance, or Supervisor Asset Management, and such other individuals to which the Administrative Agent has provided its written consent.

(c) Reconciliation.  Within ninety (90) days following the Closing Date (as such period may be extended by the Administrative Agent in its reasonable discretion), the Administrative Agent shall have the right to conduct or cause to be conducted, in each case at the expense of the Borrowers, a physical reconciliation audit of all or a portion of the Certificates of Title with respect to Revenue Equipment Collateral, including without limitation, performing a reconciliation of all or a portion of the applicable Certificates of Title with a list of all such Revenue Equipment Collateral forming a portion of the Borrowing Base.  The Loan Parties shall use commercially reasonable efforts to cooperate with the Administrative Agent in connection with the performance of such audit and take all actions reasonably requested by the Administrative Agent in connection with or as a result of such audit.  For the avoidance of doubt no such audit will be considered in the limitations on visits and inspections contained in Section 6.10(b).

(d) Change in Location of Record.  The Loan Parties shall promptly notify the Administrative Agent of (i) the changing of any location of record of or otherwise permanently removing any piece of Revenue Equipment Collateral to a state other than the state that issued the original Certificate of Title therefor, or (ii) the occurrence of any event or condition, in each case, requiring the re-registration of any Certificate of Title, and, upon such event, shall promptly, (A) re-register such piece of Revenue Equipment Collateral in such new location or otherwise in accordance with applicable state law, and (B) take all Revenue Equipment Perfection Actions with respect to such Revenue Equipment Collateral and such other steps necessary to cause the new Certificate of Title thereof to reflect the Administrative Agent’s first-priority Lien thereon.  Until the Revenue Equipment Perfection Actions shall have been completed, such Revenue Equipment Collateral shall not be included as Eligible Revenue Equipment in any Borrowing Base Report.

(e) Release of Lien on Titled Collateral.  Without limitation of any other release requirements contained in this Agreement with respect to Collateral generally or specifically with respect to Revenue Equipment,  if the Administrative Agent or Approved Collateral Agent is in possession of any Certificate of Title for any Revenue Equipment that is the subject of a Permitted Disposition or Permitted Revenue Equipment Financing,  within three  (3) Business Days of receipt of a Revenue Equipment Release Request, the Administrative Agent shall, or shall direct the Approved Collateral Agent to, promptly deliver the Certificates of Title or other required release documentation reasonably requested with respect to any Revenue Equipment identified in such Revenue Equipment Release Request, all at the cost and expense of the Borrowers.  Each Borrower and each Loan Party hereby acknowledge that any Eligible Revenue Equipment as to which such Certificates of Title or other required release documentation shall have been delivered shall immediately be excluded from the Borrowing Base and the calculation of Availability hereunder.

(f) Limited Power of Attorney.  With respect to any Revenue Equipment that is the subject of a Permitted Disposition or Permitted Revenue Equipment Financing for which the Administrative Agent or Approved Collateral Agent is not in possession of (and has not requested) the original Certificate of Title, the Administrative Agent hereby authorizes Eric Peterson, Brian Baubach, and Chris Smallwood, each a Responsible Officer of the Company, to act as its attorney-in-fact for the limited purpose of preparing, executing and filing in the Administrative Agent’s name any original title applications and other such motor vehicle lien forms (“Motor Vehicle Forms”) necessary to effect the Permitted Disposition or Permitted Revenue Equipment Financing, or as the Administrative Agent may otherwise request; provided that (i) the Administrative Agent receives prior notice of such Permitted Disposition or Permitted Revenue Equipment Financing that identifies the Revenue Equipment by manufacturer, model year, model, and vehicle identification number (or other similar serial number), and (ii) the Administrative Agent acknowledges receipt of such prior notice.

6.21 Additional Collateral Covenants.
(a) Accounts.

(i) Each Borrower shall keep accurate and complete records of its Accounts at its principal office disclosed on Schedule 5.19(b),  including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request.  If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, the Borrower Agent shall notify Administrative Agent of such occurrence promptly after any Loan Party has knowledge thereof.

(ii) If an Account of any Borrower includes a charge for any Taxes, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge the Borrowers therefor; provided, that neither the Administrative Agent nor Lenders shall be liable for any Taxes that may be due from any Borrower or relate to any Collateral.

(iii) Whether or not a Default or Event of Default exists, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of any Borrower by mail, telephone or otherwise;  provided,  however, if no Default or Event of Default shall exist, the Administrative Agent shall first notify the Borrower Agent of its intent (if any) to contact any Borrower’s customers and shall afford the Borrower Agent the opportunity to participate with Administrative Agent in any communications with Borrowers’ customers.    Each Borrower shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(b) Equipment.

(i) Each Loan Party shall keep accurate and complete records of its Equipment (including Revenue Equipment), including kind, quality, quantity, cost, book value, acquisitions and dispositions thereof, and shall submit to the Administrative Agent, on such periodic basis as the Administrative Agent may request, a current schedule thereof, in form satisfactory to the Administrative Agent.

(ii) Each Loan Party shall ensure that the Equipment constituting Collateral is in good operating condition and repair, that all necessary replacements and repairs have been made so that its value and operating efficiency are preserved at all times, reasonable damage, wear and tear excepted, and that the Equipment constituting Collateral is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications, except for Equipment subject to maintenance in the ordinary course of business.  No Loan Party permit any Equipment to become affixed to real property (other than Eligible Mortgaged Property) unless any landlord or mortgagee delivers a Lien Waiver.

(iii) All Revenue Equipment Collateral shall be located within (a) the United States or Canada (including over the road use or retained for unloading, loading, repairs, fueling, maintenance, driver scheduling, compliance with hours of service, or other customary trucking uses) or (b) in transit in Mexico (i) in the ordinary course of business, (ii) for fewer than thirty (30) consecutive days and (iii) as to which customary bonding arrangements in favor of the Loan Parties have been established. Other than Revenue Equipment Collateral at third party locations for repair and maintenance in the ordinary course of business (but in any event for periods of less than thirty (30) days), no Revenue Equipment Collateral with an aggregate value of more than $5,000,000 shall at any time be located with a bailee, warehouseman or similar party (other than any shipper or other customer, truck, fueling, or rest stop, or drop lot, in each case in the ordinary course of business) unless (a) such bailee, warehouseman or similar party has provided the Administrative Agent a Lien Waiver in form and substance satisfactory to the Administrative Agent or (b) the applicable Loan Party has provided the Administrative Agent with prior written notice of the storage location, and, if the Administrative Agent elects, the Administrative Agent has established a related Rent and Charge Reserve against the Borrowing Base in accordance with this Agreement.

(c) Licenses.  Each Loan Party shall keep each License affecting any Collateral or any other material property of the Loan Parties in aggregate value of at least two million five-hundred thousand dollars ($2,500,000) in full force and effect; promptly notify the Administrative Agent of any proposed modification to any such License, or entry into any new License; pay all royalties and other amounts when due under any License; and notify the Administrative Agent of any default or breach asserted by any Person to have occurred under any License.
(d) Defense of Title. Each Loan Party shall defend its title to Collateral and the Administrative Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

(e) Power of Attorney. Each Loan Party hereby irrevocably constitutes and appoints the Administrative Agent (and all Persons designated by the Administrative Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact) to (in the Administrative Agent’s or such designee’s discretion), without notice and in either its or a Loan Party’s name, but at the cost and expense of Borrowers, endorse a Loan Party’s name on any check, draft or other payment item or other proceeds of Collateral (including proceeds of insurance) that come into Administrative Agent’s possession or control.

6.22 Post-Closing Obligations.

The Loan Parties shall comply with the following covenants:

(a) No later than thirty (30) days after the Closing Date, deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent, a Qualifying Control Agreement for each deposit account set forth on Schedule 5.20(c) (other than Excluded Accounts) into which the proceeds of Collateral are deposited, duly executed by the applicable Loan Party and the depository institution at which such account is maintained;

(b) No later than thirty (30) days after the Closing Date, deliver to the Administrative Agent the original stock certificates issued to Xpress Holdings, Inc. evidencing 279 shares of each of (i) Transportation Assets Leasing Inc., (ii) Transportation Investments Inc., and (iii) Total Logistics Inc., together with undated stock powers executed in blank; and

(c) No later than thirty (30) days after the Closing Date, use commercially reasonable efforts to deliver to the Administrative Agent amendments to the People’s Master Lease Agreement and all UCC financing statements filed by People’s Capital, as secured party, with respect to Xpress Leasing, as debtor, to amend the scope of the collateral subject to the Lien thereunder to goods financed with financing extended by People’s Capital, or such other evidence of the scope of People’s Capital’s Liens as is reasonably acceptable to the Administrative Agent.

Article VII NEGATIVE COVENANTS
7.01 Liens.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.  Without limiting the foregoing, no Loan Party shall enter into any lease, security agreement or other agreement that grants a security interest (or causes a security interest to be granted) to People’s Capital in any Collateral other than a security interest in equipment financed by People’s Capital and the proceeds thereof.

7.02 Indebtedness.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness.

7.03 Investments.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make or hold any Investments, except for Permitted Investments.

7.04 Fundamental Changes.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, Divide, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person;  provided,  that: (a) any Borrower may merge or consolidate with any of its Subsidiaries, so long as such Borrower is the continuing or surviving Person of such merger or consolidation; (b) any Loan Party (other than any Borrower) may merge or consolidate with any other Loan Party (other than any Borrower); (c) any Restricted Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, so long as such Loan Party is the continuing or surviving Person of such merger or consolidation; (d) any Restricted Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Restricted Subsidiary that is not a Loan Party; (e) any Borrower and any Restricted Subsidiary may engage in a Permitted Disposition,  engage in a Permitted Investment or make any Restricted Payment permitted pursuant to Section 7.06  (in each case other than by reference to this Section 7.04 (or any clause hereof)); and (f) any Restricted Subsidiary may be dissolved or liquidated so long as (i) such dissolution or liquidation, as applicable, could not reasonably be expected to have a Material Adverse Effect, and (ii) the residual assets of such Restricted Subsidiary shall be transferred to its parent company (provided,  that, if the transferor thereof is a Loan Party, the transferee thereof shall be a Loan Party).

7.05 Dispositions.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except for Permitted Dispositions.

7.06 Restricted Payments.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Restricted Subsidiary may declare and make dividend payments or other distributions to any Borrower or any Restricted Subsidiary that owns Equity Interests of such Restricted Subsidiary (and, in the case of a dividend or other distribution by a non-Wholly Owned Subsidiary, to any Borrower or other Restricted Subsidiary and to each other owner of Equity Interests of such non-Wholly Owned Subsidiary ratably based on their relative ownership interests);

(b) each Borrower and each Restricted Subsidiary may declare or pay any Restricted Payment payable solely in the Qualified Equity Interests of such Person;

(c) the Borrowers may make Restricted Payments so long as on the date any such Restricted Payment is made, and after giving effect thereto, the Payment Conditions are satisfied;

(d) the Borrowers may declare or pay Restricted Payments with respect to the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and the repurchase of Equity Interests deemed to occur in connection with the exercise of stock options and to the extent necessary to pay applicable withholding taxes; and

(e) any Loan Party may make Restricted Payments on account of redemptions of Equity Interests held by current and former employees, officers or directors of such Loan Party (including any spouses, ex-spouses or estates of any of the foregoing, but excluding Permitted Holders) and put rights associated with restricted stock held by current and former employees, officers or directors (including any spouses, ex-spouses or estates of any of the foregoing) of such Loan Party (including such Restricted Payments made to satisfy any applicable tax withholding obligation of such Person with respect to the grant, vesting and/or exercise of such Equity Interests); provided,  that, (i) such Restricted Payments are permitted by law; (ii) on the date any such Restricted Payment is made, and after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom; and (iii) the aggregate amount of all such Restricted Payments shall not exceed $5,000,000 in any fiscal year of the Borrowers (it being understood and agreed that any portion of such $5,000,000 not used in any fiscal year of the Borrowers may be carried forward to the next succeeding (but no other) fiscal year of the Borrowers).

7.07 Change in Nature of Business.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Restricted Subsidiaries on the Closing Date (or any business substantially related or incidental thereto or that are reasonable extensions thereof).

7.08 Transactions with Affiliates.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of transactions with any officer, director, holder of ten percent (10%) or more of the Equity Interests in, or Affiliate of such Person, other than: (a) so long as all implicated parties are party to the Intercompany Subordination Agreement, advances of working capital (i) by any Loan Party to any other Loan Party, or (ii) by any Restricted Subsidiary that is not a Loan Party to any Loan Party or any other Restricted Subsidiary; (b) so long as all implicated parties are party to the Intercompany Subordination Agreement, transfers of cash and assets (i) by any Loan Party to any other Loan Party, or (ii) by any Restricted Subsidiary to any Loan Party or any other Restricted Subsidiary; (c) transactions (i) expressly permitted by Section 7.02,  Section 7.03,  Section 7.04,  Section 7.05 or Section 7.06 (in each case, other than by reference to this Section 7.08 (or any clause hereof)) or (ii) between or among Loan Parties not involving any Affiliate which is not a Loan Party;  (d) so long as it has been approved by such Person’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of any Borrower or any Restricted Subsidiary; (e) so long as it has been approved by such Person’s Board of Directors in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers), officers and other persons serving for the benefit of any Borrower or any Restricted Subsidiary;  (f) except as otherwise specifically prohibited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate; (g) transactions in effect on the Closing Date and described on Schedule 7.08; and (h) intercompany transactions between and among Borrower and its Restricted Subsidiaries to the extent not prohibited by this Agreement.

7.09 Burdensome Agreements.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party (including the repayment of Intercompany Debt), (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)(i) through (a)(v) above) for (A) this Agreement and the other Loan Documents, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Loan Party or a Restricted Subsidiary, (C) customary provisions restricting assignment, subletting or other transfers contained in of any agreement entered into by a Loan Party or a Restricted Subsidiary in the ordinary course of business, (D) customary restrictions and conditions contained in any agreement relating to a Permitted Disposition pending the consummation of such sale, (E) any agreement in effect at the time a Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary, (F) customary provisions in Organization Documents of any Person that restrict the transfer of ownership interests in such Person, (G) customary provisions in joint venture agreements, financing agreements relating to joint ventures, and other similar agreements relating solely to the securities, assets and revenues of joint ventures, (H) customary restrictions and conditions contained in agreements governing any Lien permitted pursuant to clause (f) of the definition of “Permitted Liens,” which secured Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” so long as such restrictions and conditions apply only to the property or assets securing such Permitted Indebtedness, and (I) restrictions that arise in connection with cash or other deposits permitted pursuant to Sections 7.01 and 7.03 and that apply only to such cash or deposits; or (b) requires the grant of any security for any obligation if such property is given as security for the Secured Obligations (except to the extent such grant constitutes a Permitted Lien).

7.10 Use of Proceeds.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenant.

(a) Consolidated Fixed Charge Coverage Ratio.  The Loan Parties shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 for (i) upon commencement of a Financial Covenant Trigger Period, the Measurement Period ending as of the day of the most recent fiscal quarter end for which the Loan Parties delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, and (ii) thereafter, each subsequent Measurement Period until such Financial Covenant Trigger Period terminates.

(b) [Reserved].

7.12 Amendments of Organization Documents; Changes to Fiscal Year; Changes to Legal Name, State of Organization, Form of Organization or Principal Place of Business;  Accounting Changes.    No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

(a) Amend any of its Organization Documents except (a) in connection with a transaction permitted under Section 7.04, or (b) in a manner not adverse to the interests of the Lenders in any material respect.

(b) Change its fiscal year.

(c) Without providing thirty (30) days prior written notice to the Administrative Agent (or such shorter period of time as agreed to by the Administrative Agent in its sole discretion), change its name, state of organization, form of organization or principal place of business; provided, that Xpress Shell shall provide not less than ten (10) days prior written notice to the Administrative Agent prior to changing its name.

(d) Make any change in accounting policies or reporting practices, except as required or permitted by GAAP and in accordance with Section 1.03(b).
7.13 Prepayments of Junior Debt.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make any voluntary payment, prepayment or other distribution (whether in cash, securities or other property), of or in respect of principal or interest, or make any such payment by way of the purchase, redemption, retirement, acquisition, cancellation or termination, in each case prior to the final scheduled maturity thereof, of (a) any Indebtedness that is contractually subordinated in right of payment to any of the Secured Obligations, (b) upon the occurrence and during the continuation of a Default or Event of Default, any unsecured Indebtedness, or (c) any Indebtedness that is secured by Liens on the Collateral junior to those created under the Collateral Documents (the Indebtedness described in clauses (a),  (b) and (c) being referred to herein as “Junior Debt”), except for: (i) the payment of regularly scheduled interest and principal payments (and fees, indemnities and expenses payable) as, and when due in respect of any Junior Debt to the extent permitted by any subordination or intercreditor provisions in respect thereof; (ii) Permitted Refinancings of any Junior Debt to the extent permitted pursuant to Section 7.02;  and (iii) payments, redemptions, repurchases, retirements, terminations or cancellations of Junior Debt; provided,  that,  (A) on the date of any such payment, redemption, repurchase, retirement, termination or cancellation, and after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom; and (B) at the time of and upon giving effect to any such payment, redemption, repurchase, retirement, termination or cancellation, the Payment Conditions are satisfied;  provided,  that,  clause (B) shall not apply to payments on Junior Debt owing between Loan Parties to the extent such payment is permitted by the Intercompany Subordination Agreement.

7.14 Amendment of Junior Debt.

No Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, amend, modify or otherwise change any document governing any Junior Debt, other than any amendment or modification that is not adverse to the interests of the Lenders in any material respect.

7.15 Sanctions.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swingline Lender, or otherwise) of Sanctions.

7.16 Anti-Corruption Laws.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach any Anti-Corruption Laws.

7.17 Loans.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly make any loans or other advances of money to any Person, unless such loan or other advance of money constitutes a Permitted Investment.

7.18 Subsidiaries.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 6.12,  7.03 and 7.04.

7.19 Tax Consolidation.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly file or consent to the filing of any consolidated income tax returns with any Person other than Loan Parties and their Subsidiaries.

7.20 Plans.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly become a party to any Multiemployer Plan, other than in existence on the Closing Date.

7.21 Swaps.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly enter into any Swap Contracts, except to hedge risks in the ordinary course of business and not for speculative purposes.

Article VIII EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default.

Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash

Collateral in respect of L/C Obligations, or (ii)  within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document;  or

(b) Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01,  6.02,  6.03,  6.05 (with respect to each Borrower’s existence), 6.07,  6.10, 6.11,  6.12,  6.13, 6.15,  6.19,  6.20,  6.21,  6.22 or Article VII; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or Section 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days’; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default.  (i) Any Loan Party or Restricted Subsidiary (A)  fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but giving effect to any applicable grace or notice period with respect thereto) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B)  fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (provided,  that, this Section 8.01(e)(i)(B) shall not apply to secured Indebtedness that becomes due as a result of any Involuntary Disposition or Permitted Disposition of the property or assets securing such Indebtedness); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract), or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which any Loan Party or Restricted Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Loan Party or Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc.    Any Loan Party or Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments.  There is entered against any Loan Party or Restricted Subsidiary  (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty  (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or

(k) Collateral Documents.  Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or

(l) Change of Control. There occurs any Change of Control.

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Appropriate Lenders (in their sole discretion) as determined in accordance with Section 11.01); and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Appropriate Lenders or by the Administrative Agent with the approval of the requisite Appropriate Lenders, as required hereunder in Section 11.01.

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all Obligations, including outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers and the other Loan Parties to the fullest extent permitted by applicable Law;

(c) terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(d) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto), and if the Borrowers fail to provide such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 4.02 are satisfied); and

(e) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or equity;

provided,  that,  upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code or any other Event of Default described in Sections 8.01(f) or (g), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Obligations, including all Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, and all Additional Secured Obligations shall automatically become due and payable to the extent provided in any applicable agreement,  in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the

Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Noticed Hedge Agreements up to the amount of any Availability Reserve therefor, and to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.14,  in each case ratably among the Administrative Agent, the Lenders, the L/C Issuer, and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth,  to payment of that portion of the Secured Obligations owing under Noticed Hedge Agreements (in excess of any Availability Reserve therefor) and Noticed Cash Management Agreements, ratably among the Hedge Banks and Cash Management Banks in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of that portion of the Secured Obligations owing under Secured Hedge Agreements (in excess of any Availability Reserve therefor) and Secured Cash Management Agreements, ratably among the Hedge Banks and Cash Management Banks in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.    Excluded Swap Obligations with respect to any Guarantor  shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this

Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

8.04 Grant of License.

The Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of the Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Loan Party’s rights and interests under Intellectual Property shall inure to the Administrative Agent’s benefit.

Article IX ADMINISTRATIVE AGENT
9.01 Appointment and Authority.

(a) Appointment.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided,  that,  the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower Agent, a Lender or the L/C Issuer.

(c) Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) Notice.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower Agent.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above;  provided,  that,  in no event shall any successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Defaulting Lender.  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Effect of Resignation or Removal.  With effect from the Resignation Effective Date or the Removal Effective Date, as applicable,  (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A)  while the retiring or removed Administrative Agent was acting as Administrative Agent, and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties, and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) L/C Issuer and Swingline Lender.  Any removal of, or resignation by, Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrowers of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03, 2.09, and 11.04) allowed in such judicial proceeding; and (b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09,  2.10(b), and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid, (i) the Administrative Agent shall be authorized to (A) form one or more acquisition vehicles to make a bid, (B) adopt documents providing for the governance of the acquisition vehicle or vehicles (provided,  that,  any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01),  and (C) assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (ii) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;  provided,  that, the Administrative Agent agrees to release any Lien on any Mortgaged Real Property promptly upon any sale or other disposition permitted hereunder or under any other Loan Document;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (f) of the definition of “Permitted Liens;” and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative

Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be;  provided,  that, notwithstanding the foregoing, in the case of the Facility Termination Date, the Administrative Agent may request a Cash Management Bank or Hedge Bank to provide a reasonably detailed calculation of the amounts of any Secured Obligations owing to such Cash Management Bank or Hedge Bank under any Secured Cash Management Agreements or Secured Hedge Agreements.  If such Cash Management Bank or Hedge Bank fails to deliver the calculation within five (5) days following such request, the Administrative Agent may assume the amount is zero.

9.12 ERISA Matters.

(a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, each Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true: (A) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments; (B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, (C)(1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14, and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or (D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless subclause (A) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (D) in the immediately preceding clause (a), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that: (A) none of the Administrative Agent, any Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto); (B) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E); (C) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Secured Obligations); (D) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and (E) no fee or other compensation is being paid directly to the Administrative Agent, any Arranger, or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) Each of the Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender, or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article X CONTINUING GUARANTY
10.01 Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided,  that,  (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor, and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Loan Party under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c)  apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03 Certain Waivers.

Each Guarantor waives:  (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against any Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.   Each Guarantor waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code (it being understood and agreed that the foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Secured Obligations).

10.04 Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

10.05 Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Facility Termination Date has occurred.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07 Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08 Condition of Borrowers.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09 Appointment of Borrower Agent.

Each of the Loan Parties hereby appoints the Company (“Borrower Agent”) to act as its representative and agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that  (a) the Borrower Agent may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower Agent deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, the L/C Issuer or a  Lender to the Borrower Agent shall be deemed delivered to each Loan Party, and (c) the Administrative Agent,  the L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower Agent on behalf of each of the Loan Parties.  Each of the Administrative Agent, the L/C Issuer and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents.  Each Loan Party agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Loan Party.

10.10 Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

10.11 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full.  Each Loan Party intends this Section 10.11 to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.12 Additional Guarantor Waivers and Agreements.

(a) Each Guarantor understands and acknowledges that if the Secured Parties foreclose judicially or non-judicially against any real property security for the Secured Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrowers or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under this Guaranty.  Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968).  By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that it will be fully liable under this Guaranty even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Secured Obligations; (ii) agrees that it will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Guaranty include any right or defense that it may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Secured Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Secured Obligations.

(b) Each Guarantor waives all rights and defenses that it may have because any of the Secured Obligations is secured by real property.  This means, among other things: (i)  the Secured Parties may collect from any Guarantor without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the other Loan Parties,  (A)  the amount of the Secured Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Secured Parties may collect from any Guarantor even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right such Guarantor may have to collect from the Borrowers.  This is an unconditional and irrevocable waiver of any rights and defenses each Guarantor may have because any of the Secured Obligations is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

Article XI MISCELLANEOUS
11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided,  that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided,  that,  (i) that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate, or (B) amend any financial covenant hereunder (or any defined term used therein), and (ii) this Agreement may be amended to replace LIBOR with a LIBOR Successor Rate and to make any necessary LIBOR Successor Rate Conforming Changes in connection therewith, in each case as contemplated by Section 3.07;

(d) change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or (ii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;

(e) change (i) any provision of the first proviso of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) below), without the written consent of each Lender, or (ii) the definitions of “Required Lenders” without the written consent of each Revolving Lender;

(f) (i) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, or (ii) except as permitted by Section 9.01(b) or with respect to Liens that are otherwise entitled to priority hereunder, (A) subordinate the Liens on the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties or (B) subordinate the payment of the Secured Obligations;

(g) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Restricted Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(h) release any Borrower or permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;

(i) at any time that any Real Property constitutes Collateral, no modification of a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders; or

(j) (i) amend the definition of Borrowing Base, Eligible Accounts Formula Amount, Eligible Revenue Equipment Formula Amount, or Eligible Mortgaged Property Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, or (ii) increase the concentration limit for any Account Debtor under clause (c) of the definition of Eligible Accounts, in each case without the written consent of the Supermajority Lenders;

provided,  further,  that, notwithstanding anything herein to the contrary:  (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii)  no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv)  the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v)  no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under the Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) any Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under the Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (vi)  each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein; (vii) the Supermajority Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; (viii) in order to implement any increase in Commitments pursuant to Section 2.02(g), this Agreement and any other Loan Document may be amended (including any amendments contemplated by Sections 2.02(g)(vii) or 2.02(g)(viii) for such purpose (but solely to the extent necessary to implement such increase in Commitments and otherwise in accordance with Section 2.02(g))) by the Loan Parties, the Administrative Agent and Lender providing a portion of such increase in Commitments; (ix) Schedule 1.01(b) may be amended from time to time to reflect the L/C Commitment of any L/C Issuer with only the consent of the Borrowers, the Administrative Agent and such L/C Issuer; (x) if following the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an inconsistency, obvious error or omission, in each case, of a technical or immaterial nature, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; and (xi) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitments or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, as follows:

(i) if to any Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, fax number, or e-mail address specified for such Person on Schedule 1.01(a); and

(ii) if to any other Lender, to the address, fax number, or e-mail address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in Section 11.02(b) shall be effective as provided in Section 11.02(b).

(b) Electronic Communications.  Notices and other communications to the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided,  that,  the foregoing shall not apply to notices to any Lender, the Swingline Lender or the L/C Issuer pursuant to Article II if such Lender, Swingline Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swingline Lender, the L/C Issuer or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided,  that, for both clauses (i) and (ii),  if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS,

IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, fax number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, fax  number or e-mail address for notices and other communications hereunder by notice to the Borrower Agent, the Administrative Agent, the L/C Issuer and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, fax number and e-mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent,  the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan

Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided,  that,  the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d)  any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided,  further, that,  if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02, and (ii)  in addition to the matters set forth in clauses (b),  (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii)  all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B)  in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Closing Date Transactions or any other transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii)  any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii)  any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of such Borrower’s or such other Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE;  provided,  that,  such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee,  (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from a dispute solely among the Indemnitees, other than (1) any claims against any Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, an Arranger or any similar role under this Agreement, or (2) any claims arising out of any act or omission on the part of any Loan Party or any Affiliate thereof.  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 11.04(a) or Section 11.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided,  that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this Section 11.04(c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 11.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival.  The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, the Facility Termination Date and the termination of this Agreement.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the Facility Termination Date and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided, that, (in each case with respect to the Facility) any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and/or the Loans at the time owing to it (in each case with respect to the Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(B) In any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers, otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this Section 11.06(b)(ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans, or (B)  prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided,  that,  the Borrowers shall be deemed to have consented to any such assignment unless the Borrower Agent shall object thereto by written notice to the Administrative Agent within ten  (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided,  that,  the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to any Borrower or any of such Borrower’s Affiliates or Subsidiaries, (B)  to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01,  3.04,  3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that,  except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this

Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than (x) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, (y) a Defaulting Lender, or (z) any Borrower or any of such Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided,  that,  (i)  such Lender’s obligations under this Agreement shall remain unchanged, (ii)  such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided,  that,  such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01  that affects such Participant.  Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01,  3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b);  provided,  that,  such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b), and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided,  that,  such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided,  that,  no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided,  that,  no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 11.06(b),  (i) Bank of America may, (A) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer, and/or (B) upon thirty (30) days’ notice to the Borrowers, resign as Swingline Lender and (ii) if such other Lender is an L/C Issuer, upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrowers shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer or Swingline Lender hereunder with the consent of such Revolving Lender;  provided,  that, no failure by the Borrowers to appoint any such successor or by such Revolving Lender to consent to such appointment shall affect the resignation of Bank of America or such other resigning Lender as L/C Issuer or Swingline Lender, as the case may be.  If Bank of America or such other Lender resigns as L/C Issuer, such Person shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or such resigning Lender to effectively assume the obligations of Bank of America or such resigning Lender, as applicable, with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07(a), to (A)  any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.02(g),  or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided hereunder, or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the L/C Issuer and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders, or (C) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (viii)  with the consent of the Borrowers, or  (ix)    to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.07(a), or (B) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.  For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary; provided,  that,  in the case of information received from any Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.07(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b) Non-Public Information.  Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii)  it has developed compliance procedures regarding the use of material non-public information, and (iii)  it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(c) Customary Advertising Material.  The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided,  that,  in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (b)  the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c)  amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate.  Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided,  that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and
(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE

JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.14(b).  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 [Reserved].
11.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arrangers and the Lenders are arm’s-length commercial transactions between each Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates, the other Arrangers, and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the

Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii)  each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and its Affiliates and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (ii) neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.18 Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act;  provided,  that,  notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided,  further,  that,  without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.19 USA PATRIOT Act Notice.

Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.  The Borrowers and the other Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and the Beneficial Ownership Regulation.

11.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or the L/C Issuer that is an EEA Financial Institution is a party to this Agreement, and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or the L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or the L/C Issuer that is an EEA Financial Institution; and (b)  the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

11.21 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF OR THEREOF.

11.22 Acknowledgement Regarding Any Supported QFC.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents

were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:U.S. XPRESS ENTERPRISES, INC.,

a Nevada corporation

By: /s/ Eric Peterson

Name: Eric Peterson

Title: Treasurer and Chief Financial Officer

U.S. XPRESS, INC.,

a Nevada corporation

By: /s/ Eric Peterson

Name: Eric Peterson

Title: Treasurer

XPRESS SHELL, INC.,

a  Nevada corporation

By: /s/ Eric Peterson

Name: Eric Peterson

Title: Chief Financial Officer and Treasurer

U.S. XPRESS LEASING, INC.,

a  Tennessee corporation

By: /s/ Eric Peterson

Name: Eric Peterson

Title: Treasurer

TOTAL LOGISTICS INC.,

a  Mississippi corporation

By: /s/ Eric Peterson

Name: Eric Peterson

Title: Secretary and Treasurer

ASSOCIATED DEVELOPMENTS, LLC,

a  Tennessee limited liability company

By: /s/ Eric Peterson

Name: Eric Peterson

Title: Vice Manager and Secretary

TOTAL TRANSPORTATION OF MISSISSIPPI LLC,

[Signature Page to Credit Agreement]

a  Mississippi limited liability company

By: /s/ Eric Peterson

Name: Eric Peterson

Title: Secretary and Treasurer

[Signature Page to Credit Agreement]

GUARANTORS:XPRESS HOLDINGS, INC.,

a Nevada corporation

By: /s/ Mindy Walser

Name: Mindy Walser

Title: President

XPRESS AIR, INC.,

a Tennessee corporation

By: /s/ Eric Peterson

Name: Eric Peterson

Title: Secretary

TRANSPORTATION INVESTMENTS INC.,

a  Mississippi corporation

By: : /s/ Eric Peterson

Name: Eric Peterson

Title: Treasurer

TRANSPORTATION ASSETS LEASING INC.,

a  Mississippi corporation

By: : /s/ Eric Peterson

Name: Eric Peterson

Title: Secretary and Treasurer

TAL POWER EQUIPMENT #1 LLC,

a Mississippi limited liability company

By: : /s/ Eric Peterson

Name: Eric Peterson

Title: Secretary and Treasurer

TAL POWER EQUIPMENT #2 LLC,

a Mississippi limited liability company

By: : /s/ Eric Peterson

Name: Eric Peterson

Title: Secretary and Treasurer

TAL REAL ESTATE LLC,

a Mississippi limited liability company

By: : /s/ Eric Peterson

Name: Eric Peterson

Title: Secretary and Treasurer

[Signature Page to Credit Agreement]

TAL VAN #1 LLC,

a Mississippi limited liability company

By: /s/ Eric Peterson

Name: Eric Peterson

Title: Secretary and Treasurer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:BANK OF AMERICA, N.A.,

as Administrative Agent

By: /s/ Bailey Falls

Name: Bailey Falls

Title: Senior Vice President

[Signature Page to Credit Agreement]

LENDERS:BANK OF AMERICA, N.A.,

as a Lender, the Swingline Lender and an L/C Issuer

By: /s/ Bailey Falls

Name: Bailey Falls

Title: Senior Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,

as a Lender

By: /s/ Patrick Fravel

Name: Patrick Fravel

Title: Authorized Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Lender

By: /s/ Gill Elmore

Name: Gill Elmore

Title: V.P.

REGIONS BANK

as a Lender

By: /s/ Stuart A. Hall

Name: Stuart A. Hall

Title: Senior Vice President

[Signature Page to Credit Agreement]